Exhibit 10.49

LIMITED LIABILITY COMPANY AGREEMENT

OF

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

OF

RINCON CENTER JV LLC

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DEFINITIONS

EXHIBITS

Exhibit A	Members; Percentage Interests; Initial Capital Contributions

Exhibit B	Property Description

Exhibit C	Form of Assignment and Assumption of Membership Interest

Exhibit D	Form of Non-Foreign Affidavit

SCHEDULES

Schedule “Loan Documents”

Schedule “Dilution Example”

Schedule “Approved Plan and Budget”

Schedule “MD”

Schedule “Monthly Report”

Schedule “TI”

Schedule “Working Capital Adjustment”

Schedule “Put/Call Conditions”

Schedule “Specified Line Items”

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LIMITED LIABILITY COMPANY AGREEMENT

OF

RINCON CENTER JV LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF RINCON CENTER JV LLC (this “Agreement”), dated as of December 16, 2010 (the “Effective Date”), is entered into by and between RINCON CENTER EQUITY LLC, a Delaware limited liability company (alternatively, “Beacon Member” or the “Manager”), and HUDSON RINCON, LLC, a Delaware limited liability company (“Hudson Member”).

R E C I T A L S:

A. The Company (as defined below) was formed by the filing of its Certificate of Formation in the office of the Secretary of State of the State of Delaware on December 6, 2010 (the “Filing Date”).

B. Rincon Center Commercial LLC, a Delaware limited liability company (“Owner”), owns a fee simple interest in and to certain real property which constitutes the commercial portion of the development commonly known as Rincon Center and located at 101 and 121 Spear Street in San Francisco, California, as more particularly described in Exhibit B attached hereto and made a part hereof (the “Property”).

C. BCSP IV U.S. Investments, L.P., a Delaware limited partnership (“BCSP IV”), is the sole member of Beacon Member. Immediately prior to the date hereof: (i) BCSP IV was the sole member of Owner and contributed all of its right, title and interest in Owner to Beacon Member; and (ii) pursuant to that certain Contribution Agreement, dated as of December 16, 2010, by and between BCSP IV and Hudson Member (the “Contribution Agreement”), BCSP IV caused Beacon Member to contribute all of its right, title and interest in Owner to the Company. The Company’s sole asset is its interest in Owner.

D. From the Filing Date and until the date hereof, Beacon Member was the sole member of the Company, and prior to the date hereof the Company has been governed by an oral agreement (the “Predecessor Agreement”), as permitted by the LLC Act.

E. Since the Filing Date the only purposes of the Company, and the only activities engaged in by the Company, were in furtherance of the purposes of the Company set forth in Section 1.3 below.

F. Pursuant to the Contribution Agreement, BCSP IV caused Beacon Member to sell a fifty one percent (51%) interest as a member in the Company to Hudson Member, and Beacon Member and Hudson Member (sometimes collectively referred to as the “Members” and individually as a “Member”) are entering into this Agreement to govern the affairs and the conduct of the business of the Company as a limited liability company pursuant to the provisions of the LLC Act. During the term of this Agreement, the Property shall be managed by BCSP IV Property Management LLC, an Affiliate of Beacon Member (the “Property Manager”), pursuant to the Property Management Agreement, and CAC Group, Inc. shall be the leasing agent for the Property.

G. The Property is currently subject to that certain mortgage loan (the “Loan”) in the original principal amount of $106,000,000 from Bear Stearns Commercial Mortgage, Inc. and currently held by Wells Fargo Bank, N.A., as Trustee under that certain Pooling and Servicing Agreement dated as of November 1, 2006 for the Registered Holders of Banc of America Commercial Mortgage Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-6 (together with its successors and assigns, “Lender”) to Owner, as evidenced by that certain Loan Agreement dated as of June 27, 2006 and executed by and between Owner and Lender, and as secured by, among other instruments, that certain Deed of Trust and Security Agreement dated as of June 27, 2006 and executed by Owner in favor of Chicago Title Insurance Company, as Trustee, for the benefit of Mortgage Electronic Registration Systems, Inc., as nominee of Lender, and recorded in the Official Records of the City and County of San Francisco, as Instrument Number 2006-I201149, and evidenced and/or secured by such other documents as are listed on Schedule “Loan Documents” attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree that the Predecessor Agreement is hereby replaced in its entirety and amended and restated as follows, all effective as of the date hereof:

ARTICLE I.

ORGANIZATIONAL MATTERS

Section 1.1 Formation; LLC Act; Certificate. The Company was previously formed on the Filing Date as a limited liability company pursuant to and in accordance with the LLC Act by the filing of the Certificate with the Secretary of State of the State of Delaware. The rights and liabilities of the Members in the Company and as between them as to the Company shall be determined pursuant to the LLC Act and this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be under the LLC Act in the absence of any such provision, or even if this Agreement is inconsistent with the LLC Act, this Agreement shall control except to the extent the LLC Act prohibits any such provision of the LLC Act to be waived or modified by the Members, in which event any contrary provisions of this Agreement shall be valid to the extent permitted under the LLC Act, except where such partial validity is clearly inconsistent with the intent of the Members, in which event the entire contrary provision shall be invalid.

Section 1.2 Registered Office and Agent; Principal Office. The address of the registered office of the Company in the State of Delaware and the name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The principal office of the Company shall be c/o Beacon Capital Partners, L.P., 200 State Street, Fifth Floor, Boston, MA 02109.

Section 1.3 Purposes. The purpose and nature of the business to be conducted by the Company shall be limited to engaging in the following activities (either directly or indirectly through one or more subsidiary or lower tier Entities, including Owner): (i) the acquisition, ownership, selling, transferring, conveying and otherwise dealing with the interests in Owner, (ii) the acquisition, ownership, development, operation, maintenance, management, improvement, expansion, renovation, redevelopment, repair, leasing, encumbering, mortgaging, borrowing, financing, refinancing, selling, transferring, conveying and otherwise dealing with the Property and any other assets of the Company and Owner from time to time acquired by or contributed to the Company or Owner consistent with the terms of this Agreement, and any assets which are incidental or related to the ownership of the Property and the other assets of the Company and Owner, and (iii) engaging in and performing any and all other acts and activities as may be necessary, incidental or convenient to carry out the foregoing.

Section 1.4 Powers. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 1.3 and for the protection and benefit of the Company and Owner.

Section 1.5 Term. The term of the Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and shall continue unless and until the Company is terminated pursuant to the provisions of Article X or as otherwise provided by law.

Section 1.6 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an Entity, and no Member, individually or collectively, shall have any ownership interest in any Company assets or any portion thereof (except as set forth in Section 3.9).

Section 1.7 Defined Terms; Incorporation. Capitalized terms used in this Agreement shall have the meanings ascribed to them in the Definitions at the end of this Agreement or as elsewhere provided in this Agreement. The Definitions at the end of this Agreement and the Exhibits and Schedules attached hereto are incorporated herein and made a part hereof.

Section 1.8 Representations and Warranties.

A. Each Member (including, without limitation, each Permitted Transferee as a condition to becoming a Member), for itself only, represents and warrants to the Company and to each other Member that:

(i)	it has all requisite power, authority and financial capacity to enter into and to perform its obligations under this Agreement,

(ii)	this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary corporate or other organizational and any other necessary actions,

(iii)	this Agreement and the performance by such Member of its covenants and obligations under this Agreement will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or by-laws, as the case may be, any material agreement by which such Member or any of such Member’s property, is or are bound, or any statute, regulation, order or other law to which such Member is subject,

(iv)	it has acquired its Interest for investment, solely for its own account, with the intention of holding the Interest for investment only, whether through itself or Affiliates, and not for the purpose of, or with a view toward, the resale, fractionalization, division or distribution of all or any part thereof to any person other than an Affiliate, nor with a view toward selling or otherwise distributing such Interest or any part thereof at any particular time or under any predetermined circumstances to any person other than an Affiliate,

(v)	it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act, and is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a highly speculative and illiquid investment,

(vi)	the Interest being acquired is a speculative security for which there is no established market and that no such market is likely to exist, and no portion of the Interest is being acquired in violation of the Securities Act or any applicable state securities law,

(vii)	it acknowledges that (x) it is aware that its Interest has not been registered under the Securities Act in reliance upon exemptions contained in the Securities Act and that its Interest has not been registered under the securities law of any state in reliance upon the exemptions contained in such state securities law, (y) the Company will not and has no obligation to register any Member’s Interest under the Securities Act or any state securities law, and (z) the Company has no obligation to recognize any Transfer of a Member’s Interest to any Person other than as permitted pursuant to the other provisions of this Agreement, and

(viii)	it is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e).

B. Each Member (including, without limitation, each Permitted Transferee as a condition to becoming a Member) hereby represents and warrants to the Company and each other Member and acknowledges that: (w) it is the Company’s policy to cooperate fully with law enforcement agencies; (x) it is, and shall continue to be, in compliance with all laws relating to anti-money laundering, anti terrorism, trade embargoes and economic sanctions now or hereafter in effect, including, without limitation, Executive Order 13224, “Blocking Property Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism,” 66 Fed. Reg. 49079 (Sept. 23, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 or any enabling legislation or executive order relating hereto (collectively, the “AT/AML Laws”); (y) it is not directly or indirectly owned or controlled, in whole or in part, by a Blocked Person; and (z) it has not, does not, and will not, conduct any business with a Blocked Person or otherwise engage in any transaction relating to any property, or interests in property, blocked by any AT/AML Law.

Section 1.9 Entity Characterization. It is the intention of the Members that the Company be classified as a partnership for federal, state and local income tax purposes. The Manager therefore agrees that it: (a) will not cause or permit the Company to elect, without the unanimous consent of the Members, (1) to be excluded from the provisions of Subchapter K of the Code, or (2) to be treated as a corporation for federal, state and local income tax purposes; and (b) will cause the Company to make any election or take such other action reasonably determined to be necessary or appropriate in order to ensure the treatment of the Company as a partnership for federal, state and local income tax purposes. The Company and each Member agree to file all tax returns and otherwise take all tax reporting positions in a manner consistent with such treatment.

Section 1.10 REIT Provisions.

A. Notwithstanding anything herein to the contrary, each Member acknowledges that one or more of the Members or one or more of a Member’s direct or indirect equity owners is qualified and operates, and intends to continue to qualify and operate, as a “real estate investment trust within the meaning of Section 856 et. seq. of the Code (a “REIT”) for federal income tax purposes (each such Member or equity owner, a “REIT Member Owner”), and that such REIT Member Owner’s ability to continue to qualify and operate as a REIT and to avoid being subject to corporate-level income, and certain excise taxes will depend to some extent upon the nature of the Company’s income, assets and operations. Accordingly, the business and activities of the Company (including the business and activities of any subsidiary of the Company) are intended to be conducted as if the Company were itself a REIT. To this end, subject to Subsection D., below, the Manager will use its commercially reasonable efforts to cause the Company to operate in a manner such that the Company, assuming it were a REIT, would continue to qualify as a REIT and would not be subject to any taxes under Section 857 of the Code, determined without regard to the distributions required in order to maintain REIT status or to avoid income and excise taxes imposed on a REIT. For purposes of determining whether the Company has met the requirements set forth in this Section 1.10, the Company may rely on the advice of counsel and the Accountants.

B. Notwithstanding anything to the contrary contained in this Agreement, but subject to Subsection D., below, during the time a REIT Member Owner or any Affiliate thereof that is a REIT owns a direct or indirect beneficial interest in the Company, without the consent of each such REIT Member Owner (which it may grant or withhold in its sole discretion) neither the Company nor its Affiliates shall take, or refrain from taking, any action which is inconsistent with the requirements of Subsection A. of this Section 1.10 (such actions collectively the “REIT Prohibited Transactions”), including in each case, without limitation, any of the following to the extent that the amount of income received from such activity or the ownership of such asset, when taken together with any other income or assets of the Company, would exceed the thresholds permitted of the Company if the Company were itself a REIT:

(i)	entering into any lease that provides for rent based in whole or in part on the income or profits of any Person;

(ii)	entering into any lease with a Person designated in writing by a REIT Member Owner, which written designation may set forth: (X) any Person in which such REIT Member Owner owns, directly or indirectly: (a) in the case of any Person which is a corporation, stock of such Person possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such Person; or (b) in the case of any Person which is not a corporation, an interest of 10% or more in the assets or net profits of such Person or (Y) any person required to be treated as an independent contractor from which such REIT Member Owner may not receive any income;

(iii)	entering into any lease without complying with the following procedures: (a) prior to entering into any new lease with a prospective tenant, the Company shall provide the name of such prospective tenant to the Hudson Member (or a Person designated by the Hudson Member in writing (a “Hudson Designee”)); (b) the Hudson Member (or the Hudson Designee) shall inform the Company within two (2) Business Days whether Hudson Pacific Properties, Inc. (“Hudson REIT”) owns (actually or constructively) or reasonably anticipates so owning in excess of, in the case of a prospective tenant that is a corporation, 9.9% of the voting power or value of such corporation’s shares, or in the case of a prospective tenant that is an entity other than a corporation, a 9.9% interest in the assets or net profits of such entity; and (c) if Hudson REIT reasonably determines that it owns actually or constructively) or reasonably anticipates so owning such an interest, the Company shall not enter into a lease with such prospective tenant, unless the Hudson Member (or the Hudson Designee) determines, in its sole and absolute discretion, that rents from such prospective tenant could not jeopardize Hudson REIT’s status as a REIT;

(iv)	entering into any lease of space for a term of less than 30 days;

(v)	leasing personal property, except a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease, determined as set forth in Section 856(d)(1) of the Code;

(vi)	providing any services or amenities to tenants, other than services that are (a) customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to rendered primarily for the convenience of the tenant); (b) customarily furnished or rendered by or on behalf of landlords in connection with the rental of real property of a similar class in the geographic areas in which the real property is located and provided by an independent contractor from which the Company, and, as of the date on which the arrangement with the independent contractor is entered into, each REIT Member Owner and any Affiliate that is a REIT to which an interest in the Company is transferred, derive no income; or (c) provided by a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) of a REIT Member Owner;

(vii)	owning or acquiring any stock, loan or other debt or equity securities of, or make any advances to, another issuer (including an Affiliate of the Company), other than Owner or any other entity that is treated as disregarded from the Company for tax purposes;

(viii)	owning property except real property, furniture, fixtures and equipment associated with such real property, cash, bank demand and time deposits and receivables which arise in the ordinary course of its rental business, such as rent from leases; or

(ix)	deriving income in any calendar year other than rents from real property, interest on bank demand or time deposits, and gains from the sale of real property.

So long as a REIT Member Owner or any Affiliate thereof owns a direct or indirect beneficial interest in the Company, the Company shall, promptly upon the request of any REIT Member Owner, make available to such REIT Member Owner all data and information in the possession of such parties which is determined by such REIT Member Owner to be necessary or helpful to (a) determine the tax treatment of such REIT Member Owner or any Affiliate thereof, or (b) monitor such REIT Member Owner’s compliance with the requirements relating to the status of such REIT Member Owner as a REIT.

C. The provisions of this Section 1.10 are solely for the benefit of those Members that are REIT Member Owners or are owned, directly or indirectly, by a REIT Member Owner and no other Person shall have the right to enforce, or be the beneficiary of, the provisions of this Section 1.10. The limitations of this Section 1.10 shall be applicable even if they require the Company to forego an otherwise advantageous business opportunity and/or affects the profitability of the Company and/or otherwise precludes the Company from taking an action, or requires the Company to take an action which it would not have otherwise taken, even though the taking of such action or not taking such action, respectively, might otherwise be advantageous to the Company and/or to one or more of the Members.

D. Notwithstanding the foregoing provisions of this Section 1.10: (i) the Hudson Member shall be deemed to have approved of the Company’s ownership of all assets owned as of the date hereof, including the escrow account established pursuant to the Loan Documents (and any subsequent increases in the balance of such escrow account), and (ii) the Hudson Member shall be deemed to have approved of all income that is currently being earned, and all services currently being provided, by the Company as of the date hereof; provided, however, the parties shall use commercially reasonable efforts to resolve any issues relating to the foregoing deemed approvals which arises subsequent to the Effective Date and would negatively impact a REIT Member Owner. Further notwithstanding the foregoing provisions of this Section 1.10, nothing in this Section 1.10 shall prevent the Company or any Member from disposing of the Property or any interest therein in a manner otherwise consistent with the terms of this Agreement

ARTICLE II.

CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

Section 2.1 Capital Accounts. A separate Capital Account shall be maintained for each Member, including any Member who shall hereafter acquire an Interest.

Section 2.2 Initial Capital Contributions of the Members. Prior to or concurrently with the execution and delivery of this Agreement by each Member, pursuant to the terms and conditions of the Contribution Agreement, Beacon Member is making an initial Capital Contribution to the Company in the total amount of $40,188,317.68 and Hudson Member is making an initial Capital Contribution to the Company in the total amount of $41,828,657.18, as follows: (1) for U.S. federal income tax purposes the acquisition by Hudson Member, from Beacon Member, of a fifty one percent (51%) interest as a member of the Company is treated as a purchase of a fifty one percent (51%) interest in the assets and liabilities of the Company at the time of acquisition, followed by a contribution by both Beacon Member and Hudson Member of their respective forty nine percent (49%) and fifty one percent (51%) share of such assets and liabilities into a new tax partnership pursuant to Rev. Rul. 99-5, 1999-1 C.B. 434; and (2) each Member has made its respective Reserve Advance. As of the date hereof, each Member shall have unrepaid Capital Contributions made to the Company and Percentage Interests in the amounts set forth on Exhibit A attached hereto. All Capital Contributions made or deemed to be made pursuant to this Section 2.2 are herein referred to as “Initial Capital Contributions”.

Section 2.3 Additional Funding and Capital Contributions.

A. If funds are needed by the Company to pay any Emergency Costs, for any item included in an Approved Annual Plan or to fund any matter which has been approved as a Major Decision, then the Manager shall, from time to time as necessary, give notice to all Members of the Company’s need for such funds (a “Capital Call”). A Member which has made a Coverage Contribution under Section 2.3.B. shall also be deemed to have made a Capital Call as further provided in said Section 2.3.B. Any Capital Call shall specify the total amount the Company requires (or needs to repay a Coverage Contribution if a Capital Call is made pursuant to Section 2.3.B.) and the date (the “Financial Need Date”) such funds are required to be contributed to the Company, which date shall not in any event be earlier than the expiration of fifteen (15) days after the Capital Call is given for a contribution under this Section 2.3. On or before the Financial Need Date, each Member shall contribute to the Company, as a Capital Contribution, an amount equal to the total amount specified in the Capital Call multiplied by its then Percentage Interest.

B. With respect to any Guaranty, if demand is made on a Member or an Affiliate of a Member for any amounts claimed due under any such Guaranty, such Member shall reasonably promptly after any such event notify the other Member of such event. In the event a Member or its Affiliate, acting in good faith, pays any amounts due or alleged to be due under a Guaranty, then the amount so paid (except if any such amounts claimed are in respect of the gross negligence, willful misconduct, bad faith or fraud of the guarantor (or the Member as to which such guarantor is an Affiliate) under any non-recourse carve-out guaranty) shall be deemed to be a Coverage Contribution made to the Company by such Member. Reasonably promptly after the deemed making of any such Coverage Contribution, but in any event within fifteen (15) days after the making thereof, the funding Member shall provide notice of the making thereof to the other Member, and the giving of such notice shall be deemed to be the making of a Capital Call under Section 2.3.A. Thereafter, the provisions of Section 2.4 shall apply, and all the rights and remedies of said Section 2.4 shall apply in the event of a failure by such other Member to make the required Capital Contribution as to such Coverage Contribution except that upon the making of the portion of the required Capital Contribution which is to be made by such other Member, the Coverage Contribution shall be deemed repaid, no dilution shall have been effected and the funding Member shall be deemed to have made a Capital Contribution of its requisite share of the required Capital Contribution necessary to refund its Coverage Contribution, and, notwithstanding anything herein to the contrary, shall receive repayment on account of its Coverage Contribution in an amount equal to the Capital Contribution made by the other Member. As used in this Section 2.3.B., the term “Guaranty” shall not include that certain Environmental Indemnity Agreement made as of June 27, 2006, jointly and severally, by Owner and Beacon Capital Strategic Partners IV, L.P., in favor of Lender.

Section 2.4 Failure to Make Capital Contributions.

A. In the event the Members are required to make any Capital Contributions pursuant to this Article II (all of the above being referred to as “Required Capital Contributions”), and in any such case a Member (a “Non-Contributing Member”) has defaulted in its obligation to contribute all or a portion of its share (the “Defaulted Amount”) of such Required Capital Contribution within five (5) Business Days of the date on which such Required Capital Contribution was due, then the other Member (the “Contributing Member”) shall have the right, at its election, to either (i) contribute all or a portion of the Defaulted Amount as an additional Capital Contribution (a “Coverage Contribution”), or (ii) elect to withdraw its Capital Contribution (or the appropriate portion thereof if the other Member contributed a portion, but not all, of its Required Capital Contribution) from the Company. Any remedy under clause (i) or (ii) shall be exercised within sixty (60) days after the date on which the Required Capital Contribution giving rise to the Defaulted Amount was due.

The remedies specified in this Section 2.4 are the exclusive rights and remedies of the Contributing Member, and shall be in lieu of any rights and remedies which a Contributing Member might otherwise have at law or in equity as to any default by a Member in making a Required Capital Contribution under Section 2.3.

B. In the event a Contributing Member makes a Coverage Contribution on account of any Required Capital Contribution which is disproportionate to the amount contributed by the other Member on account of such Required Capital Contribution then, automatically upon the making of such Coverage Contribution, a dilution of a portion of the Non-Contributing Member’s Percentage Interest (and a shift to the Contributing Member of said portion of the Percentage Interest of the Non-Contributing Member) shall be effected as follows: the Percentage Interest of the Contributing Member shall be adjusted upwards to an amount, expressed as a percentage, equal to “A” divided by “B”, where “A” equals the then aggregate Capital Contributions of the Contributing Member (including any amounts advanced by the Contributing Member on account of its Percentage Interest of the applicable Required Capital Contribution, but not including the Coverage Contribution then made by such Contributing Member on behalf of the Non-Contributing Member), plus two times the amount of the Coverage Contribution then made by such Contributing Member on behalf of the Non-Contributing Member, and where “B” is the total aggregate Capital Contributions of all the Members (including any amounts advanced by the Contributing Member on account of its Percentage Interest of the applicable Required Capital Contribution as well as the Coverage Contribution then made by such Contributing Member on behalf of the Non-Contributing Member). The Percentage Interest of the Non-Contributing Member shall be reduced by the amount by which the Percentage Interest of the Contributing Member is increased in accordance with the foregoing formula. The aggregate Capital Contributions and Capital Account of the Contributing Member shall be increased, and the aggregate Capital Contributions and Capital Account of the Non-Contributing Member shall be correspondingly decreased, so as to be in proportion to their respective Percentage Interests (as increased and reduced in accordance with the foregoing). An example of the application of this paragraph is set forth on Schedule “Dilution Example”.

For all purposes of this Section 2.4, “disproportionate to” means the excess of the amounts advanced by the Contributing Member as to any particular Required Capital Contribution over the product of the amount, if any, advanced by the Non-Contributing Member as to such Required Capital Contribution multiplied by a fraction, the numerator of which is the then Percentage Interest of the Contributing Member and the denominator of which is the then Percentage Interest of the Non-Contributing Member.

If the above calculation results in a Member’s Percentage Interest being reduced to zero percent (0%) or less, then such Member shall automatically and without further action cease being a Member and cease having any rights whatsoever pursuant to this Agreement or otherwise as a member.

Any adjustments in Percentage Interests pursuant to this Section 2.4.B. (or the completion of the purchase if the option to purchase pursuant to the immediately preceding paragraph is exercised) shall be automatic and without the necessity of any action beyond the making of a Coverage Contribution by a Contributing Member as to any Defaulted Amount.

Notwithstanding the foregoing, in the event that the provisions of this Section 2.4.B. apply from the Effective Date and until the Put/Call Outside Date, dilution will be calculated but will not be effective during such period. On the Put/Call Outside Date, in the event that both Beacon Member and Hudson Member remain as Members, such dilution shall be automatically effective with no further action.

C. The Members acknowledge and agree that the remedy provisions provided for in this Section 2.4 could result in a Member completely forfeiting its Interest. Each Member acknowledges and agrees that in the event either Member fails to make its Required Capital Contributions, the Company and the other Member will suffer substantial damages, and the remedy provisions set forth in this Section 2.4 are fair, just and equitable in all respects and administratively superior to any other method for determining such damages. Each Member hereby agrees that in the event its Interest is changed as provided in this Section 2.4, it shall execute and deliver such conveyances, agreements, instruments or other documents, and take such additional actions, which may be necessary, in the reasonable, good faith discretion of the other Member, to confirm and render fully effective the remedy provisions set forth in this Section 2.4.

Section 2.5 Return of Capital. Except to the extent of distributions made pursuant to this Agreement, no Member shall be entitled to the withdrawal or return of its Capital Contribution, nor may any Member withdraw from the Company or otherwise have any right to demand or receive the return of its Capital Contributions to the Company (as such). Except as otherwise expressly provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to profits, losses or distributions. No Manager or Member shall be liable for the return of any portion of the Capital Contribution of any (other) Member, and the return, if any, of any Member’s Capital Contributions shall be made solely from Company assets and only as expressly provided in this Agreement.

Section 2.6 No Other Contributions. Except as expressly required by this Article II, Section 5.2 or by the LLC Act, neither Member shall have any obligation to make any Capital Contribution to the Company or to advance or loan any funds to the Company. No loan made to the Company by a Member shall constitute a Capital Contribution to the Company for any purpose. No Member shall receive any interest or preferred return on its contributions to the capital of the Company, except as may be otherwise specifically provided herein.

Section 2.7 Deficit Capital Accounts. No Member shall have any obligation to restore any deficit balance in its Capital Account upon the liquidation and dissolution of the Company or if such Member’s Interest is liquidated.

ARTICLE III.

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 3.1 Management; Annual Plan and Budgets.

A. Management.

(i)	Except as otherwise expressly provided in Section 3.2 as to Major Decisions, the management of the business and affairs of the Company and Owner are and shall be exclusively vested in the Manager, and no Member which is not the Manager shall have any right to participate in or exercise control or management power over the business and affairs of the Company except as to Major Decisions. In addition to the powers granted to or permitted to be exercised by a “manager” under the LLC Act, subject only to Section 3.2, the Manager shall be entitled to exercise the broadest of powers and rights which may be exercised as a “manager” under the LLC Act or which are granted to the Manager under any other provision of this Agreement. Subject to Section 3.2, and within the authorizations of any Approved Annual Plan (including any Permitted Variations to the Annual Budget), the Manager shall have full power and authority to do all things deemed necessary or desirable by it, in good faith, to conduct the business of the Company and to exercise all powers which the Company may legally possess to effectuate the purposes set forth in Section 1.3.

(ii)	The Manager shall devote, and shall cause its partners, officers, directors and employees, if any, to devote such time to the affairs of the Company as such Manager, in its sole discretion, exercised in good faith, determines is necessary for performance by the Manager of its duties hereunder. It is understood that no such Persons shall be required to devote full time to the business and affairs of the Company and that all such Persons are engaged in, and intend in the future to engage in, other activities. The Company shall have no employees.

(iii)	The Manager is authorized to execute, deliver and perform any and all agreements, filings, arrangements, transactions and other activities on behalf of the Company without any act, approval or vote of any of the Members, except as specifically required under Section 3.2.

(iv)	During the period from the Effective Date until the Put/Call Outside Date: (a) the Manager shall continue to operate, maintain and repair the Property in the ordinary course of business and to the standard that Owner has operated the Property prior to the Effective Date, subject to the terms of this Agreement and the then Approved Annual Plan (including any Permitted Variations to the Annual Budget); and (b) each Member shall provide to the other Member (A) true and complete copies of any written notices that such Member or its Affiliate receives from any governmental authority with respect to (x) any special assessments or proposed increases in the valuation of the Property; (y) any condemnation or eminent domain proceedings affecting the Property or any portion thereof; or (z) any material violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property, (B) promptly upon the giving or receipt thereof by a Member or its Affiliate, true and complete copies of any written notices of default given or received under any of the leases of space at the Property, and (C) prompt notice of any litigation, arbitration proceeding or administrative hearing which is instituted after the Effective Date and which concerns or affects Owner or the Property, other than any such matters (such as slip and fall and similar claims and resulting litigation) that are covered by Owner’s insurance.

B. Annual Plan and Budget. The Members have agreed upon an Approved Annual Plan (including an Approved Budget) with respect to the 2010 Fiscal Year, a copy of each of which is attached hereto as Schedule “Approved Plan and Budget.” Prior to the Effective Date, the Manager delivered to the Members a proposed Annual Plan for the 2011 Fiscal Year (“Submitted 2011 Plan”). On or before November 1st of each Fiscal Year (beginning with November 1, 2011), the Manager shall send to the Members, for the following Fiscal Year, a proposed Annual Plan. The “Annual Plan” should set forth all activities and budgets for the Company and Owner, including, without limitation, (i) the operating and capital budgets (which budget shall include a reasonable provision for contingent or unforeseen expenditures and reasonable reserves to provide for expenses contained in the applicable Annual Plan) for the current Fiscal Year, (ii) reasonably detailed parameters for leasing at the Property, including, without limitation, occupancy projections and projected lease up schedules, (iii) reasonably detailed parameters for any new property management and/or leasing brokerage contracts, and (iv) reasonably detailed parameters for insurance coverages to be carried by the Company and Owner (if any). If any Member does not approve of any portion of such proposed Annual Plan submitted to it by the Manager, it shall specify its objections in writing (with reasonable detail as to its objections) within fifteen (15) Business Days following the date of the Manager’s submission to the Members of such proposed Annual Plan (provided that the foregoing shall not apply to the Annual Plan for the 2011 Fiscal Year). Any portion of the proposed Annual Plan not so specified as objected to (whether in such notice of objection or due to the failure to deliver any such notice during the aforementioned fifteen (15) Business Day period) shall be deemed approved and, as to such approved items, shall be an Approved Annual Plan (or, with respect to the operating and capital expenditure budgets only, an Approved Budget). During the ten (10) Business Day period following the Manager’s receipt of a notice of objection from a Member, the Members shall work together in good faith to attempt to resolve any portion of the proposed Annual Plan that has been so objected to by a Member. All of the above, as, when and to the extent approved by the Members is herein referred to as the “Approved Annual Plan”; provided that the portion of the Approved Annual Plan consisting of the operating and capital expenditure budgets shall be referred to herein as the “Approved Budget.” The Members shall use good faith efforts to approve an Approved Plan (including, without limitation, an Approved Budget) before (a) in the case of the 2011 Annual Plan, January 15, 2011, and (b) in all other cases, the beginning of each Fiscal Year or before such earlier date as such plan and/or budget may be required to be submitted to any lender to the Company or Owner. Hudson Member hereby acknowledges that, prior to the Effective Date, Beacon Member delivered the Submitted 2011 Plan to the Lender in accordance with Owner’s obligations under the Loan Documents; provided, however, that the Members acknowledge and agree that (i) such prior submission to the Lender by Beacon Member shall not be deemed Hudson Member’s approval of the same, and the approval process for the Submitted 2011 Plan shall remain as set forth in this Section, and (ii) any final modifications to the Submitted 2011 Plan that are made by the Members as part of such approval process shall be submitted to the Lender in the manner and timing required by the Loan Documents.

During any Fiscal Year, and regardless of any then applicable Approved Budget (if any), the Manager may cause the Company to expend any reasonable amounts which are for the payment of Emergency Costs. For any Fiscal Year (including 2011) as to which the Annual Plan has not yet been approved, as to all expenditures of the Company (other than those which the Members have otherwise specifically approved and other than Emergency Costs) the Manager shall be authorized to cause the Company to incur obligations up to an amount equal to the amount set forth in the prior Fiscal Year’s Approved Budget for any Specified Line Item plus five percent (5%) (and then including any Permitted Variations) as if such prior Fiscal Year’s Approved Budget amount for any such Specified Line Item plus five percent (5%) were the then current Fiscal Year’s Approved Budget amount, unless and until an Approved Budget is adopted by the Members pursuant to the immediately preceding paragraph.

Section 3.2 Major Decisions; Representatives.

A. All Major Decisions shall be made only upon the recommendation of the Manager, followed by the unanimous approval of the Members, such approval to be given or withheld in the sole discretion of each Member except as otherwise expressly provided in Schedule “MD” attached hereto; provided, however, that (i) for the duration of any period whereby the Loan remains outstanding, Hudson Member shall not unreasonably withhold, condition or delay its approval of the Major Decisions listed as to numbers 5, 7. 8, 11, 14, 16, 17 and 21 in Section A of Schedule “MD” and as numbers 5, 7, 8, 11, 14, 16, 18 and 20 in Section B of Schedule “MD”, and (ii) (a) if the Manager requests, in writing, approval of a Major Decision from the Members, and Hudson Member fails to deliver its response within five (5) Business Days after such request is made, then the Manager shall (A) deliver an additional written request to Hudson Member informing Hudson Member of its failure to respond, which written request shall include at the top of the first page of such request, in twelve (12) point, bold, all caps font, “HUDSON MEMBER’S FAILURE TO RESPOND TO THIS NOTICE SHALL RESULT IN A DEEMED APPROVAL OF THE MAJOR DECISION DESCRIBED HEREIN,” and (B) use commercially reasonable efforts to contact Hudson Member either telephonically or in person to confirm Hudson Member’s receipt of such additional written request, and (b) if Hudson Member fails to respond to such additional written request within three (3) Business Days after Hudson Member’s receipt of the same, then such failure shall be deemed Hudson’s approval of the Major Decision described in the original written request. “Major Decisions” shall mean all those matters set forth in Schedule “MD” attached hereto. In the event the Members are unable to agree as to any matter which is a Major Decision, then the “status quo” shall be maintained and the matter as to which approval was sought shall not be implemented (i.e., the Members shall have no right to take any unilateral action with respect to the implementation of such unapproved matter). Any such inability to agree on, and any impasse on, any matter shall not give rise to the right of any Member as to any legal or equitable rights or relief under any laws or at equity.

B. Each Member shall appoint two representatives for purposes of this Agreement (each, a “Representative”). The initial Representatives appointed by each Member have been designated by a separate letter dated on or about the date hereof from each Member to the other Member. Each Member may from time to time replace its designated Representatives for any reason or for no reason. Each Representative once appointed, and until removed by the appointing Member by proper notice to the other Member, shall be deemed authorized to act on behalf of the appointing Member, and the other Member shall be entitled to rely on any and all actions, decisions, consents and other acts by any such Representative as binding on the appointing Member as fully as if the appointing Member had duly made any such action. No Representative shall receive any compensation or reimbursements from the Company for serving as a Representative.

A Representative shall owe no fiduciary or other duty to the Company or to the Member which did not appoint such Representative, and shall owe such duties to the Member which appointed such Representative as may be agreed upon or as applicable law may otherwise impose due to the relationship between such Representative and the appointing Member outside of any relationship as to the Company.

Section 3.3 Binding the Company.

A. Any action taken by the Manager as the Manager of the Company shall bind the Company and, as against third parties, shall be deemed to have been made with the approval or consent of the Members, if so required, whether or not actually obtained, and the valid and binding action of the Company.

B. The Members may appoint agents to act for the Company and to delegate to such agents such of the powers as are granted to the Manager hereunder, including the power to execute documents on behalf of the Company, as part of the Annual Plan; provided further, however, that no such delegation by the Members shall cause the Manager to cease to be the Manager of the Company within the meaning of the LLC Act nor expand the powers of the Manager. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer, any officer so appointed shall have the same authority to act for the Company, subject to the terms of this Agreement, as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation.

Section 3.4 Compensation of Manager and Members. No payment shall be made by the Company to any Manager or Member for such Manager’s or Member’s services as a Manager or Member except as otherwise specifically provided in or permitted by this Agreement or any agreement entered into in accordance with Section 3.5. The Manager shall be entitled to reimbursement from the Company for all third-party expenses incurred by the Manager in managing and conducting the business and affairs of the Company, provided that such expenditures are in accordance with the Approved Budget or otherwise expressly authorized under this Agreement. To the extent Manager is entitled to any such reimbursements, the Manager shall determine which expenses, if any, are allocable to the Company in a manner which is fair and reasonable to the Manager and the Company, and if such allocation is made in good faith, it shall be conclusive in the absence of manifest error.

Section 3.5 Contracts with Members or Affiliates. Neither the Manager nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Company, directly or indirectly, or enter into any other transaction with the Company, or enter into any Affiliated Contract, except pursuant to transactions that are included in the Annual Plan or are otherwise approved by the Members pursuant to Section 3.2. The taking of any action with respect to the exercise or waiver by the Company or Owner of any material rights it may have under any Affiliated Contract, and all decisions with respect to any litigation in which any Affiliate of a Member is involved in opposition to the Company or Owner, shall be taken or made by the Member which is unaffiliated.

The parties hereby acknowledge that on June 9, 2006, Owner entered into a property management agreement with respect to the Property (the “Property Management Agreement”) with the Property Manager, which Property Management Agreement is hereby approved and ratified by all of the Members.

Section 3.6 Indemnification.

A. To the fullest extent permitted by applicable law, the Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company and Owner as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that indemnification shall not be paid hereunder with respect to any matter as to which any Indemnitee shall have been finally adjudicated in any such action, suit or other proceeding, or otherwise by a court of competent jurisdiction, to have committed willful malfeasance, bad faith, misappropriation, gross negligence, deliberate dishonesty or fraud in the conduct of its or their office or has acted outside of its authority in a material way without a good faith belief that it was acting within its authority.

The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 3.6.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 3.6.A. with respect to the subject matter of such proceeding.

Any indemnification pursuant to this Section 3.6 shall be made only out of the assets of the Company and any insurance proceeds from any insurance policies covering any Indemnitee, and no Member shall have any obligation to contribute to the capital of the Company, or otherwise provide funds, to enable the Company to meet its obligations under this Section 3.6.

B. The right to indemnification conferred by this Section 3.6 shall include the right to be paid or reimbursed by the Company for the reasonable expenses reasonably incurred by an Indemnitee in advance of the final disposition of a proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this Section 3.6 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Section 3.6 or otherwise.

C. The indemnification provided by this Section 3.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled to, or as a matter of law or equity or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement with such Indemnitee.

D. The Company may, but shall not be obligated to, purchase and maintain insurance, at its expense and in an amount reasonably determined by the Manager, on behalf of the Indemnitee and such other Persons as the Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s or Owner’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement (provided that to the extent such insurance is not part of the then-applicable Approved Budget, the decisions to purchase and maintain such insurance shall constitute a Major Decision).

E. The provisions of this Section 3.6 are for the benefit of the Indemnitee, its heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 3.6 or any provision hereof shall be prospective only and shall not in any way affect the Company’s liability to any Indemnitee under this Section 3.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

F. If any paragraph of this Section 3.6 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company’s indemnification obligations under this Section 3.6 shall be applied to the full extent permitted by any applicable portion of this Section 3.6 that shall not have been invalidated and to the fullest extent permitted by applicable law.

G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 3.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H. If and to the extent any reimbursements to the Manager or any Member pursuant to this Section 3.6 constitute gross income to the Manager or Member (as opposed to the repayment of advances made by the Member on behalf of the Company), such amounts shall constitute guaranteed payments within the meaning of Code Section 707(c), shall be treated consistently therewith by the Company and all Members, and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 3.7 Other Matters Concerning the Manager.

A. Notwithstanding anything to the contrary set forth in this Agreement, except as set forth in the next paragraph of this Section 3.7.A., the Manager and its Affiliates shall not be liable for monetary damages to the Company or any Member for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Manager did not commit willful malfeasance, bad faith, misappropriation, gross negligence, deliberate dishonesty or fraud in the performance of its duties under this Agreement or acted outside of its authority in a material way without a good faith belief that it was acting within its authority.

To the fullest extent permitted by applicable law, the Manager shall indemnify each Member from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred as a result of by the Manager’s willful malfeasance, bad faith, misappropriation, gross negligence, deliberate dishonesty or fraud in the performance of its duties under this Agreement or the Manager having acted outside of its authority in a material way without a good faith belief that it was acting within its authority; provided, however, that indemnification to a Member shall not be paid hereunder with respect to any matter to the extent that such Member shall have been finally adjudicated in any such action, suit or other proceeding, or otherwise by a court of competent jurisdiction, to have committed willful malfeasance, bad faith, misappropriation, gross negligence, deliberate dishonesty or fraud in the conduct of its or their office or has acted outside of its authority in a material way without a good faith belief that it was acting within its authority.

B. The Manager may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties. The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such Manager reasonably believes to be within such Person’s professional or expert competence shall be presumed to have been done or omitted in good faith and in accordance with such opinion.

Section 3.8 Events of Default.

A. Upon the occurrence and during the continuance of an Event of Default as to any Member (including in its capacity as the Manager) (except for an Event of Default described in clause B below), or in the event that the Percentage Interest of a Member is reduced due to the provisions of Section 2.4.B. to below twenty five percent (25%), any consent or approval of such Member required under this Agreement or under the LLC Act shall thereafter not be unreasonably withheld, conditioned or delayed by such Member notwithstanding any other express standard set forth in this Agreement.

B. Upon the commission of a felony, any act of fraud, misappropriation or embezzlement by a Member or any of its Affiliates in respect of the Company or the Property, the defaulting Member shall automatically no longer have the right to invoke the provisions of Section 9.7 or the right to vote on or otherwise participate in any consent or approval rights which such Member may otherwise have under this Agreement or which a member may have under the LLC Act other than where, under the LLC Act, such voting, consent or approval rights, if any, may not be waived even with the consent of the member.

C. In the event that the Call Right or the Put Right is exercised and Hudson Member defaults in its obligation to pay the Purchase Price or to otherwise fulfill its obligations pursuant to the Call Right or the Put Right on the Agreed Put/Call Closing Date for any reason other than a Put/Call Termination Election, (i) Hudson Member shall automatically no longer have the right to invoke the provisions of Section 9.7 as an Initiating Member or to exercise any rights of an Other Member pursuant to deliver an Acceptance Notice and purchase the Interest of the Initiating Member pursuant to Section 9.7, and (ii) the provisions of Section 9.7.C.(d) shall no longer apply.

D. Upon the occurrence and during the continuance of an Event of Default as to any Member (including in its capacity as the Manager), (a) if such Member is the Manager (or is an Affiliate of the Manager), the other Member shall have the right to remove the Manager effective immediately upon written notice to the defaulting Member, and thereafter, subject to the requirements of any lender to the Company or Owner, the non-defaulting Member or its designee shall become the substitute Manager under this Agreement, and (b) the non-defaulting Member may, if applicable, cause the termination of the Property Management Agreement, any sub-management agreement, or any successor agreement pursuant to which the defaulting Member or an Affiliate thereof is acting as a managing agent with respect to the Property, without Owner bearing any liability other than for accrued and unpaid fees and any other accrued but unpaid obligations of Owner through the date of termination, but not any penalties or liquidated damages for any such early termination, and to replace any such terminated contracting party or agreement as selected by the non-defaulting Member, subject in all events to any applicable restrictions or requirements imposed by any lender to the Company or Owner.

Section 3.9 TDRs. The Members and the Manager hereby acknowledge and agree that the Company’s and Owner’s rights with respect to (i) the existence, issuance, or transfer of any “Transferable Development Rights” under Section 128 of the San Francisco Planning Code (collectively, the “TDRs”) with respect to the Property, regardless of whether such TDRs are characterized as real, personal, tangible or intangible property or otherwise, (ii) any proceeds from any sale, transfer, conveyance or other disposition of any TDRs (collectively, the “TDR Proceeds”), and (iii) any escrow accounts held by any lender to the Company or Owner in connection with the sale of any TDRs (collectively, the “TDR Escrows”), are and shall be held solely for the benefit of Beacon Member and BCSP IV and not the Company, Owner or Hudson Member.

Notwithstanding anything in this Agreement to the contrary (including, without limitation, Sections 3.1 and 3.2):

A. Beacon Member shall have the sole and exclusive right to make all decisions and take all actions, unilaterally, with respect to or relating to any TDRs, including without limitation, any decisions and actions relating to or effectuating the sale, transfer, conveyance or other disposition thereof (including pursuant to clause C below).

B. To the extent that all or part of the TDR Escrows are released to Owner at any time, or to the extent that any TDR Proceeds are paid to Owner or the Company, then within three (3) Business Days after the Company’s or Owner’s receipt thereof, such released funds and TDR Proceeds shall be paid to Beacon Member or its designee and shall not be treated as a distribution under this Agreement.

C. All TDRs shall be conveyed to Beacon Member or its designee, as directed by Beacon Member, upon the earliest to occur of (i) the sale, transfer, conveyance or other disposition of the Property, (ii) the Put/Call Closing under Section 9.6, (iii) the dissolution of the Company, or (iv) the repayment in full of the Loan, or as soon thereafter as the TDRs may be so conveyed under applicable law, and such conveyance shall not be treated as a distribution under this Agreement.

The provisions of this Section 3.9 shall (a) be binding upon Hudson Member and the Company regardless of whether Beacon Member continues to be a Member, and (b) survive the dissolution of the Company.

ARTICLE IV.

FISCAL MATTERS

Section 4.1 Records and Accounting. The Manager shall keep or cause to be kept at the principal office of the Company those records and documents required to be maintained by the LLC Act and such other books and records deemed by the Manager to be appropriate with respect to the Company’s and Owner’s business, including, without limitation, all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided pursuant to Section 4.3. The books of the Company shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with United States income tax accounting principles, or such other basis as the Manager determines to be necessary or appropriate. Any Member shall have the right, during normal business hours and upon reasonable notice, to examine and copy (at such Member’s own expense) the books and records of the Company.

Section 4.2 Fiscal Year. The fiscal year (a “Fiscal Year”) of the Company shall be the calendar year, and the taxable year of the Company shall end on December 31 of each year unless a different taxable year shall be required by the Code.

Section 4.3 Reports.

A. As soon as practicable, and using all reasonable efforts to cause such to be provided within ninety (90) days after the close of each Fiscal Year, the Manager shall cause to be provided to each Member as of the close of the Fiscal Year, annual financial statements of the Company (on a consolidated basis with Owner) for such Fiscal Year, prepared in accordance with United States income tax accounting principles, and audited by the Accountants for each Fiscal Year beginning with the 2011 Fiscal Year. In addition, the Manager shall provide each Member with copies of all financial information regarding Owner and/or its assets which Owner provides to any first mortgage holder (or servicer) of, or senior lender to, Owner.

B. As soon as practicable, but in no event later than forty five (45) days after the close of each fiscal quarter, the Manager shall provide financial statements of the Company for such fiscal quarter to each Member. In addition, the Manager shall, promptly upon receipt, provide each Member with copies of each quarterly and monthly report delivered to Owner by the Property Manager, which report shall be in substantially the form attached hereto as Schedule “Monthly Report”.

Section 4.4 Confidentiality. The Members acknowledge that, from time to time, they may receive information from or regarding the Company and Owner in the nature of financial statements and information, marketing strategies, trade secrets or other information which is confidential or not generally available to the public, the release of which may be damaging to the Company, Owner, the Manager or its Affiliates or Persons with which the Company or Owner does business (collectively, “Confidential Information”). Each Member agrees that, except with the consent of the other Member, all Confidential Information furnished to it or received by it pursuant to this Agreement will be kept confidential and will not be disclosed by such Member, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part (but not including herein information that a Member has also received from a source independent of the Company or its representatives), except that (i) each Member (and its equity holders) shall be permitted to disclose such information to those of its agents, representatives, professionals, employees and Affiliates who need to be familiar with such information in connection with such Member’s (or such equity holder’s indirect) investment in the Company or such Member’s tax returns or as required by securities laws or other legal obligations, (ii) each Member that is an Entity shall be permitted to disclose such Confidential Information as is reasonably necessary for the intended purpose of such disclosure to its partners, members, stockholders and other holders of equity interests and to any potential buyer of a Member’s Interest or of the Company’s assets or any potential lender to any Member, so long as any such Person agrees to keep such information confidential on the terms set forth herein, (iii) each Member shall be permitted to disclose information to the extent required either (x) as part of any filings, reports or similar matters which it is obligated to file, or (y) otherwise by law or by order or requirement of any court, administrative or other judicial or quasi-judicial entity, provided that as to any matter under clause (y) such Member shall make reasonable attempts to first afford the Company with a reasonable opportunity to contest the necessity of disclosing such information, and (iv) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement. The Members acknowledge that breach of the provisions of this Section 4.4 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 4.4 may be enforced by specific performance without posting bond.

Section 4.5 Bank Accounts; Company Funds. Bank accounts and/or other accounts of the Company shall be maintained at Bank of America, N.A. or at such banking and/or other financial institution(s) as shall be designated in the Approved Annual Plan, and withdrawals shall be made and other activity conducted on such signature or signatures as the Manager may from time to time determine. The funds of the Company shall not be commingled with the funds or other assets of any other Entity.

Section 4.6 Reserves. The Approved Annual Plan shall establish reasonable cash reserves (including, without limitation, for tenant improvement allowances and leasing commissions) to provide for expenses contained in such Approved Annual Plan. In addition, and without limiting the foregoing, as of the date hereof (and without any additional documentation being required), Beacon Member is making an advance to the Company in an amount equal to One Million Four Hundred Seventy-Eight Thousand Three Hundred Seventeen and 68/100 Dollars ($1,478,317.68) and Hudson Member is making an advance to the Company in an amount equal to One Million Five Hundred Thirty-Eight Thousand Six Hundred Fifty-Seven and 18/100 Dollars ($1,538,657.18) (each such advance, respectively, a “Reserve Advance”). The Members acknowledge and agree that each Reserve Advance is treated as a Capital Contribution by each Member to the Company and equity for U.S. federal income tax purposes. The Reserve Advances shall be used by the Company to establish the following reserves for the Company:

A. A reserve to be used to fund expenses of the Company and Owner (the “Cash Buffer Reserve”), which Cash Buffer Reserve is to be maintained at an amount equal to Three Million Dollars ($3,000,000), subject to the availability of Company and Owner funds; and

B. A reserve to be used only to fund those tenant improvement allowances due and payable by Owner to tenants or licensees listed on Schedule “TI” attached hereto (the “TI Reserve”), which TI Reserve is to be maintained at an amount equal to the amount set forth on Schedule “TI” less any amount expended in accordance with said Schedule.

ARTICLE V.

DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions.

A. Subject to any limitation as may be imposed by any lender to the Company or Owner, the Manager shall cause Cash Flow and Capital Transaction Proceeds to be distributed, from time to time, to the Members pro rata in accordance with their respective Percentage Interests.

B. Capital Transactions Proceeds from a Terminating Capital Transaction and amounts available upon dissolution, and after payment of, or adequate provisions for, the debts and obligations of the Company, and after liquidation of any remaining assets of the Company, shall be distributed not later than the latest time specified for such distributions pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2) and applied in the following priority:

(i)	First, to fund reserves for liabilities not then due and owing and for contingent liabilities to the extent deemed reasonable by the Manager;

(ii)	Second, the balance of such reserves remaining after payment of such contingencies shall be distributed in the manner set forth in Section 5.1.A.

Section 5.2 Withholding.

A. Each Member hereby authorizes the Company to withhold from a distribution due to, or pay on behalf of or with respect to, such Member any amount of federal, state, local, or non-U.S. taxes that the Manager determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute a recourse loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from any Member that such payment must be made unless (i) the Company withholds such payment from a distribution which would otherwise be made to the Member; or (ii) the Person giving the aforesaid notice determines that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member.

B. Any amounts payable by a Member hereunder shall bear interest at an annual rate, determined daily and compounded monthly, equal to (as measured on the first day of every calendar month for such calendar month) twelve percent (12%) per annum (or if lower, the highest rate which may be charged under applicable law), such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand as set forth in Section 5.2.A.) until such amount is paid in full.

C. For purposes of this Section 5.2, the Company may assume that any Member who fails to provide the Manager satisfactory evidence of its tax status for United States federal income tax purposes is, for purposes of the Code, a foreign person. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and this Section 5.2 with respect to any allocation, payment or distribution to a Member shall be treated as amounts distributed to such Member pursuant to Section 5.1 for all purposes under this Agreement, unless such amounts are treated as a loan to such Member pursuant to Section 5.2.A.

ARTICLE VI.

ALLOCATIONS OF PROFIT AND LOSS

Section 6.1 Allocation of Profits and Losses.

A. Subject to the provisions of Sections 6.2 and 6.3, for purposes of adjusting the Capital Accounts of the Members, the Net Profits and Net Losses for any taxable year or other applicable period shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its properties sold for cash equal to their Book Values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the property securing such liability), and the net assets of the Company were distributed in accordance with Section 5.1.B to the Member immediately after making such allocation.

B. At no time shall any allocation of Net Losses or of any item of loss or deduction be made if and to the extent such allocation would cause any Member to have, or would increase the deficit in, the Adjusted Capital Account of such Member at the end of any taxable year. Any Net Losses or any item of loss or deduction not allocated to a Member pursuant to this Section 6.1.B. shall be allocated pro-rata among the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Losses to each Member under Section 1.704 1(b)(2)(ii)(d) of the Treasury Regulations; provided, however, that no such other Member shall be allocated Net Losses or items of loss or deduction pursuant to this sentence in an amount that would cause a violation of the immediately preceding sentence.

Section 6.2 Special Allocations. The following special allocations shall be made in the following order:

A. Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated among the Members in proportion to each Member’s Percentage Interest in the Company. Solely for purposes of determining each Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Members’ interest in Company profits shall be equal to its Percentage Interest in the Company.

B. Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any taxable year, each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to each such Member’s share of the net decrease in Company Minimum Gain, as such share is determined in accordance with Treasury Regulations Section 1.704-2(g). The items of Company income and gain to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2.B. is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith, including the exceptions to the minimum gain chargeback requirements set forth in Treasury Regulations Sections 1.704-2(f)(2) and (3).

C. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions, as defined in and determined under Treasury Regulations Section 1.704-2(i)(2), for any taxable year or other period shall be allocated to the Member or Members which bear the economic risk of loss with respect to Partner Nonrecourse Debt, to which such Partner Nonrecourse Deductions are attributable, in accordance with Treasury Regulations Section 1.704-2(i)(1).

D. Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section1.704-2(i)(4), notwithstanding any other provision of this Article VI (other than Section 6.2.B.), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any taxable year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to each such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain, said aggregate net decrease determined in accordance with Treasury Regulations Section 1.704-2(i)(4). The items of Company income and gain to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). This Section 6.2.D. is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

E. Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), respectively, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2.E. shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2.E. were not in this Agreement. It is intended that this Section 6.2.E qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

F. Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) )(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in proportion to their relative Percentage Interests in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

G. Recapture. In the event there is any recapture of Depreciation or item of tax credit, the allocation thereof shall be made among the Members in the same proportion as the deduction for such Depreciation or item of tax credit was allocated.

Section 6.3 Regulatory Compliance. The allocations set forth in Sections 6.2.A. through 6.2.F. (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted in a manner consistent with such Treasury Regulations.

Section 6.4 Tax Allocations.

A. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, Depreciation, amortization, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value, such allocation to be made in any manner which is permissible under said Code Section 704(c) and the Treasury Regulations thereunder as mutually agreed by the Members.

B. In the event the Book Value of any Company asset is adjusted pursuant to the definition thereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

C. Except as otherwise provided in Sections 6.4.A. and 6.4.B. above, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction has been allocated pursuant to the other provisions of this Article VI.

D. Any elections or other decisions relating to such allocations shall be made in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to Sections 6.4.A., 6.4.B. and 6.4.C. above are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss or items of either thereof, or distributions pursuant to any provision of this Agreement.

Section 6.5 Other Allocation Rules.

A. For purposes of determining the Net Profit, Net Loss, or any other items allocable to any period, Net Profit, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

B. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members and in the same proportions as they share Net Profit or Net Loss, as the case may be, for the taxable year.

C. The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

ARTICLE VII.

ADDITIONAL PROVISIONS REGARDING RIGHTS, LIABILITIES AND OBLIGATIONS

OF THE MEMBERS

Section 7.1 Limitation of Liability. Except as otherwise expressly provided in this Agreement or the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company. Furthermore, failure of the Company to observe any corporate, procedural or other formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the LLC Act shall not be grounds for any Member, any Representative or the Manager to be held liable or obligated for any debt, obligation or other liability of the Company.

Section 7.2 Outside Activities of Members. Any Member, including the Manager, and any partner, member, shareholder, equity holder, officer, director, employee, agent, trustee, Representative or Affiliate of any Member shall be entitled to and may have and own real property and other business interests and engage in business activities in addition to those relating to the Company and Owner, including real property and other business interests and activities that are contiguous, adjacent to or near the Property and/or in direct competition with the Property and/or the Company (and Owner) or that are directly enhanced by the Property and/or activities of the Company (and Owner). Neither the Company nor any Member nor any Affiliate of any Member nor any other Person shall have any rights by virtue of this Agreement or the Company relationship established hereby in any such or any other business ventures of any other Member or any of its Affiliates. No Member or such other Person shall have any obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, Owner, any Member or any such other Person, even if such opportunity is of a character which, if presented to the Company, Owner, any Member or such other Person, could be undertaken by such Person.

ARTICLE VIII.

TAX MATTERS

Section 8.1 Preparation of Tax Returns. The Manager shall arrange for the preparation and timely (including valid extensions) filing of all federal, state and local income tax returns of the Company and shall furnish or cause to be furnished to the Members, within one hundred and twenty (120) days of the close of each taxable year, the tax information required to be furnished to the Members for federal, state and local income tax reporting purposes and any other information reasonably requested by a Member and reasonably necessary for the preparation of the Members’ federal, state and local income tax returns.

Section 8.2 Tax Elections. Unless otherwise provided in this Agreement, the Manager shall determine all elections to be made by the Company pursuant to the Code, except that the Manager shall not make any election which would cause the Company to be taxed as a corporation under the Code or under any state or local income tax law.

Section 8.3 Tax Matters Partner.

A. Beacon Member shall be the “Tax Matters Partner” of the Company for federal income tax purposes. The Tax Matters Partner shall be entitled to incur such expenses as are reasonably necessary in fulfilling its role as Tax Matters Partner, but shall endeavor, to the extent possible, to include all such anticipated expenditures in the budgets to be approved by the Members pursuant to Section 3.1.B., due regard being given to the different control the Manager may have over such matters, but in any event the Manager shall notify the other Member when the Manager is aware of a material expenditure under this Section 8.3. The provisions relating to indemnification of the Manager set forth in Section 3.6 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

B. The Tax Matters Partner shall receive no compensation for its services. All reasonable third party costs and expenses incurred by the Tax Matters Partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting, legal and/or other firm to assist the Tax Matters Partner in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

C. Hudson Member shall be designated as a “notice partner” (as defined in Section 6231(a)(8) of the Code) for so long as Hudson Member is a Member, and shall have all the rights granted to a notice partner under the Code.

Section 8.4 Organizational Expenses. The Company shall elect to deduct expenses, if any, incurred in organizing the Company ratably over a one hundred eighty (180) month period as provided in Section 709 of the Code.

ARTICLE IX.

TRANSFERS AND WITHDRAWALS; PUT/CALL RIGHT

Section 9.1 Transfer.

A. The term “Transfer,” when used in this Agreement with respect to any Interest, means (i) a transaction in which a Member assigns, absolutely, conditionally, as security or otherwise, all or any part of its Interest (legal and/or beneficial) to another Person, and includes any sale, assignment, bequest, conveyance, gift (outright or in trust), devise, pledge, mortgage, exchange, hypothecation, encumbrance or other disposition, including any such matter occurring by operation of law (such as, but not limited to, a statutory merger) or otherwise, and (ii) any of the transactions described in clause (i) above as to any interest in any upper tier Entity which, directly or indirectly, holds an equity interest in a Member; provided, however, that the term “Transfer” does not include any Transfers occurring as the result of the exercise of any rights under Section 2.4.C or Section 9.6.

B. No Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions of this Agreement. Any Transfer or purported Transfer of an Interest not made in accordance with this Article IX shall be null and void.

Section 9.2 Members’ Rights to Transfer.

A. Subject to the provisions of Section 9.3, Hudson Member may not Transfer all or any part of its Interest without the prior written consent of Beacon Member except for Transfers:

(i)	to a Control Affiliate of Hudson Pacific Properties, Inc., a Maryland corporation, and Hudson Pacific Properties, L.P., a Maryland limited partnership (collectively, “Hudson Parent”), for so long as Hudson Member is an Affiliate of Hudson Parent; or

(ii)	as part of a merger, consolidation or similar transaction involving a sale or transfer of all or a substantial portion of the assets owned by Hudson Parent or its Control Affiliate, for so long as Hudson Member is an Affiliate of Hudson Parent, or

(iii)	of, or the issuance of, direct or indirect partnership interests, membership interests or stock interests in Hudson Parent, for so long as Hudson Member is an Affiliate of Hudson Parent, or

(iv)	made in compliance with the provisions of Section 9.7.B.

and if, but only if, to the extent required under the Loan, the Transfer is to a permitted transferee under the Loan and the transferee in connection with such transfer agrees that it will maintain its status as such permitted transferee so long as the Loan requires that such status be maintained.

B. Subject to the provisions of Section 9.3, Beacon Member may not Transfer all or any part of its Interest without the prior written consent of Hudson Member except for Transfers:

(i)	to a Control Affiliate of BCSP IV or Beacon Fund, for so long as a Beacon Member is an Affiliate of BCSP IV or Beacon Fund (as applicable), or

(ii)	as part of a merger, consolidation or similar transaction involving a sale or transfer of all or a substantial portion of the assets owned directly or indirectly by BCSP IV or Beacon Fund or a Control Affiliate of either of them, for so long as a Beacon Member is an Affiliate of BCSP IV or Beacon Fund (as applicable), or

(iii)	of, or the issuance of, direct or indirect partnership interests, membership interests or stock interests in BCSP IV or Beacon Fund, for so long as a Beacon Member is an Affiliate of BCSP IV or Beacon Fund (as applicable), or

(iv)	made in compliance with the provisions of Section 9.6 or Section 9.7.B.

and if, but only if, to the extent required under the Loan, the Transfer is to a permitted transferee under the Loan and the transferee in connection with such transfer agrees that it will maintain its status as such permitted transferee so long as the Loan requires that such status be maintained.

C. Other than as to a Transfer pursuant to or Section 9.2.A. or Section 9.2.B, any Member may prohibit any Transfer of an Interest by a Member if, in the opinion of legal counsel to the Company, such Transfer would require filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Company.

D. No Transfer of any Interest may be made to a third-party lender to the Company or Owner or any Person who is related (within the meaning of Section 1.752-4(b) of the Treasury Regulations) to any lender to the Company or Owner whose loan constitutes a Nonrecourse Liability, without in any such instance the written approval of the Manager made with the actual knowledge of the Manager that such relationship exists.

Section 9.3 General Restrictions on All Transfers.

A. Every Transfer of an Interest by a Member permitted by this Article IX shall nevertheless be subject to the following:

(i)	No Transfer of any Interest by a member, and no Transfer of any interest in any upper tier Entity which directly or indirectly holds an equity interest in a Member (even if permitted by this Article IX), may be made if such Transfer would cause or result in a breach of any agreement binding upon the Company or Owner or any of their respective property (including without limitation any loan documents) or of then applicable rules and regulations of any governmental authority having jurisdiction over such Transfer;

(ii)	Other than a Transfer pursuant to a merger or other statutory scheme under which, by operation of law, the surviving Entity succeeds to, and is deemed to have assumed, the obligations of the other Entity involved in such a transaction, in the event of any Transfer of an Interest there shall be filed with the Company a duly executed and acknowledged counterpart of the instrument effecting such Transfer. In addition, in the event of any such Transfer, the transferee shall enter into a valid and binding agreement with the Company and each of its Members the effect of which will be that the Interest so Transferred shall continue to remain subject to the provisions of this Agreement with the same force and effect as if such transferee had originally been a party hereto as to the interest so Transferred. Each transferee shall also execute such additional instruments as shall be reasonably required by the Manager;

(iii)	No Transfer of an Interest (by conveyance, operation of law or otherwise) shall be effective to convey the subject matter thereof until the transferee executes all necessary certificates or other documents and performs all acts required in accordance with the laws of the State of Delaware and any other states in which the Company is then doing business and executes any and all documents as shall be required from time to time by the rules and regulations of any regulatory body or commission having jurisdiction over the Company or the Property, to the full extent that the same may be necessary to constitute such transferee a Substitute Member; and

(iv)	Unless the Members unanimously consent in writing, no Transfer (other than a Transfer made in connection with an exercise of the Put Right or the Call Right) shall be made pursuant to this Article IX if such Transfer may (a) cause a termination of the Company for federal or state income tax purposes, (b) cause the Company to cease to be classified as a partnership for federal or state income tax purposes, (c) cause the Company to fail to meet the “private placement” safe harbor, or any other safe harbor from treatment as a publicly traded partnership selected by the Manager, under Treasury Regulations Section 1.7704-1, or (d) cause the Company to become a publicly traded partnership within the meaning of Section 469(k)(2) or Section 7704(b) of the Code; and

(v)	Notwithstanding any provisions hereof to the contrary, no Transfer shall be made pursuant to this Article IX to any foreign Person unless and until the transferee agrees in writing in advance of the Transfer that (a) the transferee and the Company shall comply with all applicable Federal, state and local laws pertaining to the acquisition, ownership or disposition of United States real property (or of directly or indirectly held interests therein) by any foreign Person and with all Federal, state and local laws of similar import pertaining to foreign Persons; (b) the Company may comply with any and all income and other withholding obligations that may be imposed on the Company without regard to other provisions of this Agreement that may otherwise govern the transferee’s right to its share of Company income and loss and to receive distributions from the Company; and (c) the transferee shall indemnify and hold the Company and the non transferring Members harmless from and against any and all expense or liability that is or may be imposed on the Company or the non-transferring Members attributable to or arising out of such Transfer because of such status of the transferee. Any agreement of a transferee Member required by this clause (v) shall be in such form and shall contain such additional provisions as the non-transferring Member, in the exercise of its reasonable discretion, shall reasonably request as a condition precedent to such Transfer.

B. A Transfer of an Interest to a Permitted Transferee under this Article IX shall nonetheless be subject to such transferee assuming its proportionate share of the obligations of the Member which is making such Transfer. Any Person who acquires in any manner whatsoever an Interest (or any part thereof), whether or not such Person has accepted and assumed in writing the terms and provisions of this Agreement or been admitted into the Company as a Substitute Member as provided in Section 9.4, shall be deemed, by acceptance of the acquisition of any such Interest, to have agreed to be subject to and bound by, and shall be deemed to have assumed all of the obligations of this Agreement with respect to such Interest and shall be subject to the provisions of this Agreement with respect to any subsequent Transfer of such Interest.

C. Upon the admission or withdrawal of a Member (whether by reason of a Transfer or otherwise), this Agreement and the Certificate, to the extent required under the LLC Act, shall be amended appropriately to reflect the then existing names and addresses of the Members, any change in the Manager and other appropriate and necessary information.

D. Any Transfer or purported Transfer of an Interest in contravention of any of the provisions of this Agreement shall be null and void and ineffective to Transfer any Interest, and shall not bind, or be recognized by, or on the books of, the Company.

E. In the event any Member shall at any time Transfer an Interest in contravention of any of the provisions of this Agreement, then the Company and each other Member, in addition to the rights above and all other rights and remedies at law and equity, shall be entitled to a decree or order restraining and enjoining such transaction, and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being expressly hereby acknowledged and agreed that damages at law would be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning such transactions set forth in this Agreement.

Section 9.4 Substitute Members. Any Person to whom an Interest is Transferred pursuant to Section 9.2 and in compliance with Section 9.3, shall become a Substitute Member, and such substitution shall be a condition to any such otherwise permitted Transfer. A transferee who has been admitted as a Substitute Member in accordance with this Article IX shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

Section 9.5 General Provisions.

A. No Member may withdraw from the Company other than as a result of a permitted Transfer of all of such Member’s Interest in accordance with this Article IX. Any Member who shall Transfer all of its Interest pursuant to this Article IX shall cease to be a Member upon the admission of the assignee(s) of such Interest as a Substitute Member(s).

B. If as a result of any Transfer (whether direct or indirect) by a Member of all or any portion of its Interest, the Company incurs or is assessed any real estate or personal property transfer tax or any similar type of tax, then the transferring Member shall pay any such tax before such is due without penalty or, if paid by the Company, shall reimburse the Company therefor promptly after demand therefor by the Company or any other Member. The amount so paid or reimbursed by a Member shall not be deemed a Capital Contribution, loan or advance to the Company, but shall be deemed a payment solely on account of the paying Member’s own obligations.

Section 9.6 Call Right/Put Right.

A. Call Right/Put Right. At any time during the Put/Call Period: (i) Hudson Member may give Beacon Member a written notice electing to purchase from Beacon Member the entire Interest of Beacon Member (the “Call Right”); and/or (ii) Beacon Member may give Hudson Member a written notice electing to sell to Hudson Member the entire Interest of Beacon Member (the “Put Right”); in each case, for the Purchase Price. Notwithstanding any provision to the contrary set forth in this Agreement, if after the Effective Date, the Lender accelerates or otherwise requires immediate prepayment of the Loan in full as the result of Beacon Member failing to obtain the proper approvals or consents for the transactions contemplated by the Contribution Agreement and this Agreement, then (i) Hudson Member may exercise the Call Right within sixty (60) days of the effective date of such acceleration or required prepayment, (ii) if Hudson Member fails to exercise the Call Right within such sixty (60) day period, then Beacon Member may exercise the Put Right at anytime thereafter, and (iii) in either case the Put/Call Closing shall occur within a commercially reasonable time period following the exercise of the Call Right or the Put Right, as the case may be, and otherwise in accordance with this Section 9.6 (including, without limitation, Beacon Member’s obligation to pay for any and all prepayment and other fees relating to the Loan, and specifically including any penalties which relate to Beacon Member’s failure to obtain the aforementioned proper approvals or consents).

B. Put/Call Closing. The closing of the purchase and sale of the entire Interest of Beacon Member pursuant to the exercise of the Put Right or the Call Right, as the case may be, if any (the “Put/Call Closing”), shall take place on April 29, 2011 or such other date as may be mutually agreed by the Members (the “Agreed Put/Call Closing Date”). The Put/Call Closing shall occur at the office of the Company, unless otherwise agreed by the Members.

C. General Closing Procedures.

(i)	The Purchase Price shall be paid at the Put/Call Closing by wire transfer of immediately available funds to an account which is designated by Beacon Member. Hudson Member shall be entitled to deduct and withhold from the Purchase Price any amount of federal, state and local, or non-U.S., taxes as Hudson Member is required to withhold from the Purchase Price under applicable law, and to the extent such amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to Beacon Member.

(ii)	The procedures with respect to a working capital adjustment set forth in Schedule “Working Capital Adjustment” shall apply.

(iii)	At the Put/Call Closing, Beacon Member shall deliver to Hudson Member an Assignment and Assumption of Membership Interest in the form attached hereto as Exhibit C, and a “nonforeign affidavit” as referred to in the Foreign Investment in Real Property Tax Act in the form attached as Exhibit D or such other form as is required by law and any similar forms required under state or local law. The assignment of Beacon Member’s Interest shall be free and clear of all liens, encumbrances and adverse claims (excluding liens, encumbrances and claims encumbering the Property).

(iv)	As of the Put/Call Closing, Hudson Member hereby elects to cause the Loan to be paid in full at the Put/Call Closing by the Members, as set forth in this clause (iv) below. In addition, the provision of Section 3.9.C. shall apply, and to the extent necessary, the provisions of Section 3.9.B. shall continue to apply after the Put/Call Closing. As of the Put/Call Closing, the Members hereby acknowledge and agree that Hudson Member shall pay directly to the Lender One Hundred Six Million Dollars ($106,000,000) with respect to the Loan (“Hudson Member Obligation”), in accordance with written instructions provided by the Lender, and any and all prepayment and Lender fees and other costs payable in connection with the Loan in excess of the Hudson Member Obligation will be borne by Beacon Member. Any and all costs and expenses associated with the refinancing of any debt, obligation or claim (other than the Loan, which shall be paid in full at the Put/Call Closing as set forth in this clause (iv)) will be borne solely by Hudson Member.

(v)	The provisions of Schedule “Put/Call Conditions” shall apply.

(vi)	As of the Put/Call Closing, by its execution hereof, Hudson Member waives, releases and discharges any claim it has, might have had, or may have against Beacon Member with respect to all liabilities and obligations (whether known or unknown, foreseen or unforeseen or previously accrued or thereafter accruing) relating to Beacon Member’s Interest or the Property, other than any liability or obligation of Beacon Member with respect to the Express Representations (as defined, and subject to the limitations set forth, in the Contribution Agreement and in Schedule “Put/Call Conditions”).

(vii)	Each Member shall pay its own costs with respect to the Put/Call Closing, except that all stamp, recording, transfer or similar taxes, if any, arising in connection with the sale shall be paid by the Beacon Member. If, as of the Put/Call Closing, Hudson Member desires to receive a new or updated title insurance policy or survey or both, it shall pay for same at its own expense.

D. Specific Performance. It is the intent of the parties to this Agreement that the requirements or obligations, if any, of Beacon Member to sell its Interest in accordance with the Call Right, and of Hudson Member to sell its Interest to Beacon Member pursuant to a Hudson Buy-Out or a Buy-Out, shall be enforceable by an action for specific performance of a contract relating to the purchase of real property or an interest therein.

E. Default by Hudson Member. In the event that the Call Right or the Put Right is exercised and Hudson Member defaults in its obligation to pay the Purchase Price or to otherwise fulfill its obligations pursuant to the Call Right or the Put Right on the Agreed Put/Call Closing Date for any reason other than a Put/Call Termination Election, then, Hudson Member shall pay to Beacon Member an amount equal to $17,500,000 as a termination fee (“Termination Fee”) in accordance with this clause E., below, and as its exclusive remedy (together with its right to the payment of the Termination Fee), Beacon Member shall, within the First Thirty Day Window, elect to either: (i) purchase from Hudson Member, and Hudson Member shall sell to Beacon Member, the entire Interest of Hudson Member for the Hudson Price (the “Hudson Buy-Out”) in accordance with this clause E., below; it being understood that Beacon Member is entitled to assign all or part of its rights and obligations pursuant to a Hudson Buy-Out to an Affiliate or a designee; or (ii) exercise its right to cause the marketing and sale of the Property in accordance with Section 9.7 (“Forced Sale”).

The process for, and obligations of the Members with respect to, the Hudson Buy-Out shall be as follows: (a) the closing shall take place at the office of the Company and on such date as may be selected by Beacon Member within the one hundred and twenty (120) day period after the Agreed Put/Call Closing Date; (b) the Hudson Price shall be paid at the closing of the Hudson Buy-Out by wire transfer of immediately available funds to an account which is designated by Hudson Member; (c) Beacon Member shall be entitled to deduct and withhold from the Hudson Price any amount of federal, state and local, or non-U.S., taxes as Beacon Member is required to withhold from the Hudson Price under applicable law, and to the extent such amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to Hudson Member; (d) the provisions of clauses B. (a)(ii), B.(a)(iii), and B.(b) of Section 9.7 shall apply with “Hudson Member” being read in the place of “the Initiating Member” and “Beacon Member” being read in the place of “the Other Member;” and (e) the Termination Fee shall be paid at the closing of the Hudson Buy-Out as an offset against the Hudson Price in accordance with this clause E., below. For clarity and notwithstanding any provision to the contrary in this clause E. or in Section 9.7, Hudson Member shall be responsible for all costs incurred in connection with a Hudson Buy-Out, including, without limitation, all recording, transfer or similar taxes arising in connection therewith.

The process for, and the obligations of the Members with respect to, a Forced Sale pursuant to this clause E. shall be as set forth in Section 9.6.G.(d), below, except that the Capital Transaction Proceeds of the sale of the Property shall be distributed to the Members in the following order and priority:

1.	First, to repay the Loan in full (to the extent not already taken into account in calculating the Capital Transaction Proceeds);

2.	Second, an amount equal to the Hudson Price minus the Termination Fee to Hudson Member;

3.	Third, an amount equal to the Termination Fee shall be payable on behalf of the Hudson Member to Beacon Member; and

4.	Then, the remainder to Beacon Member;

provided that, notwithstanding the provisions of this clause E. or Section 5.1, Hudson Member shall receive an amount equal to the Hudson Price minus the Termination Fee regardless of whether the Capital Transaction Proceeds generated by such sale are sufficient to pay such amount to Hudson Member out of such Capital Transaction Proceeds. Notwithstanding any provision to the contrary herein (including the definition of “Capital Transaction Proceeds” or any provision of Section 9.6.G.(d)(iv), below), Hudson Member shall be responsible for all costs incurred in connection with a Forced Sale initiated by Beacon Member pursuant to this clause E., including, without limitation, all recording, transfer or similar taxes arising in connection with the sale of the Property.

Notwithstanding anything to the contrary set forth in this clause E., above, if the Beacon Member has a REIT Member Owner at the time the Termination Fee will be paid, unless Beacon Member shall have received a tax opinion of counsel or a ruling from the IRS to the effect that the Beacon Member’s receipt of the Termination Fee will be treated as qualifying income with respect to each such REIT Member Owner for purposes of Section 856(c)(2) and (c)(3) of the Code or shall be excluded from income for such purposes (a “Positive Tax Opinion or Ruling”), the aggregate amount of the Termination Fee deemed paid to Beacon Member in connection with the Hudson Buy-Out or a Forced Sale pursuant to this clause E. shall be limited to the maximum amount (“Allowed Termination Fee”) that can be paid to Beacon Member without causing any REIT Member Owner of the Beacon Member to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, as determined by independent accountants to the Beacon Member and provided to the Hudson Member at or prior to the closing of the Hudson Buy-Out or of the Forced Sale. In the event that the Termination Fee exceeds the Allowed Termination Fee, then such excess amount (the “Escrow Amount”) shall be deducted from the Hudson Price in the case of the Hudson Buy-Out, and in the case of both the Hudson Buy-Out or a Forced Sale pursuant to this clause E., delivered by Beacon Member to the Escrow Agent in accordance with the Escrow Agreement in a separate interest-bearing, segregated account for the account of the Hudson Member. Beacon Member shall pay all costs associated with obtaining any tax opinion of counsel or ruling from the IRS described above. Notwithstanding anything to the contrary herein, Hudson Member shall have no liability for, and Beacon Member shall indemnify and hold harmless Hudson Member and its Affiliates from, any and all costs and liabilities of, or adverse consequences to, Beacon Member or a REIT Member Owner of Beacon Member, including, without limitation, any tax liabilities, resulting from (directly or indirectly) the payment of, or escrow of funds with respect to, the Termination Fee.

The Escrow Amount shall be disbursed (and therefore any unpaid portion of the Termination Fee shall be paid) as follows: (1) upon Beacon Member having received a Positive Tax Opinion or Ruling, any unpaid portion of the Termination Fee shall be paid from the Escrow Amount to Beacon Member, or (2) upon receipt of a determination by independent accountants to the Beacon Member that any additional amount of the Termination Fee may be paid to Beacon Member without causing any REIT Member Owner of the Beacon Member to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, such additional amount of the Termination Fee, to the extent not previously paid, shall be paid from the Escrow Amount to Beacon Member. At the end of the second calendar year beginning after the closing of the Hudson Buy-Out or of a Forced Sale pursuant to this clause E. (or earlier if directed by Beacon Member), any remainder of the Escrow Amount (together with interest thereon) then being held by the Escrow Agent shall be disbursed to Hudson Member and, in the event that the Termination Fee has not by then been paid in full, such unpaid portion of the Termination Fee shall be deemed forgiven. Beacon Member shall bear any and all expenses associated with the escrow of the Escrow Amount. Beacon Member is hereby granted the power of attorney on behalf of the Hudson Member to execute, acknowledge, swear to and deliver all such documents required in connection with the foregoing escrow account, such power to be irrevocable and coupled with an interest.

Notwithstanding any provision in this clause E. to the contrary, Beacon Member shall have the right, in its sole discretion, to instead structure the Hudson Buy-Out such that Beacon Member shall deliver to Hudson Member at the closing of the Hudson Buy-Out an amount equal to the Hudson Price less the Termination Fee (in which event Hudson Member shall have no separate obligation to deliver the Termination Fee to Beacon Member, as the same shall have been deducted from the Hudson Price received by Hudson Member).

Notwithstanding any provision in this clause E. to the contrary, in the event that Beacon Member elects to proceed with the Forced Sale pursuant to this clause E. and the consummation of such transaction is not consummated within one hundred twenty (120) days after Beacon’s exercise of the Forced Sale, then Beacon Member shall proceed with the Hudson Buy-Out which transaction will close no later than thirty (30) days following the expiration of such one hundred twenty (120) day period.

F. Liquidated Damages. IN THE EVENT THE PUT/CALL CLOSING DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT BY HUDSON MEMBER IN ITS OBLIGATION TO PAY THE PURCHASE PRICE OR TO OTHERWISE FULFILL ITS OBLIGATIONS PURSUANT TO THE CALL RIGHT OR THE PUT RIGHT ON THE AGREED PUT/CALL CLOSING DATE FOR ANY REASON OTHER THAN A PUT/CALL TERMINATION ELECTION, HUDSON MEMBER AND BEACON MEMBER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH BEACON MEMBER MAY SUFFER. THEREFORE HUDSON MEMBER AND BEACON MEMBER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT BEACON MEMBER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE AN AMOUNT EQUAL TO THE TERMINATION FEE; AND, AS BEACON MEMBER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) EXCEPT FOR THE HUDSON BUY-OUT AND THE FORCED SALE SET FORTH IN CLAUSE E. (PURSUANT TO WHICH REMEDIES HUDSON MEMBER IS OBLIGATED TO PAY THE TERMINATION FEE), SAID AMOUNT SHALL BE PAID TO BEACON MEMBER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF HUDSON MEMBER’S OBLIGATIONS PURSUANT TO THE CALL RIGHT OR THE PUT RIGHT WHICH RESULTS IN THE PUT/CALL CLOSING NOT OCCURRING FOR ANY REASON OTHER THAN A PUT/CALL TERMINATION ELECTION, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN RESPECT OF HUDSON MEMBER’S BREACH BEING HEREIN EXPRESSLY WAIVED BY BEACON MEMBER. SUCH PAYMENT OF THE TERMINATION FEE IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES.

BEACON MEMBER’S INITIALS	HUDSON MEMBER’S INITIALS

G. Hudson Member Put/Call Termination Election.

(a) In the event that the Call Right or the Put Right is exercised and the Put/Call Closing does not occur on or before the Agreed Put/Call Closing Date due to a Put/Call Termination Election, then Beacon Member may elect to proceed with one of the following options:

(ii)	Beacon Member may elect to continue this Agreement in full force and effect;

(iii)	Beacon Member may elect to purchase from Hudson Member, and Hudson Member shall sell to Beacon Member, the entire Interest of Hudson Member for the Hudson Price (“Buy-Out”); it being understood that Beacon Member is entitled to assign all or part of its rights and obligations pursuant to a Buy-Out to an Affiliate or a designee; or

(iv)	Beacon Member may elect to exercise its right to cause a Forced Sale.

(b) In the event that Beacon Member has not made an election pursuant to clause (ii) or clause (iii), above, within the First Thirty Day Window, Hudson Member may thereafter elect to exercise its right to a Forced Sale. Hudson Member shall not be entitled to exercise any rights pursuant to Section 9.7 during the First Thirty Day Window. Notwithstanding any provision to the contrary set forth in this clause G., Beacon Member shall continue to be entitled to exercise its rights pursuant to clause (ii) or clause (iii) above after the First Thirty Day Window.

(c) In the event that Beacon Member elects to exercise the Buy-Out: (i) the closing shall take place at the office of the Company and on such date as may be selected by Beacon Member within the one hundred and twenty (120) day period after Beacon Member makes such election; (ii) the Hudson Price shall be paid at the closing of the Buy-Out by wire transfer of immediately available funds to an account which is designated by Hudson Member; (iii) Beacon Member shall be entitled to deduct and withhold from the Hudson Price any amount of federal, state and local, or non-U.S., taxes as Beacon Member is required to withhold from the Hudson Price under applicable law, and to the extent such amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to Hudson Member; (iv) the provisions of clauses B. (a)(ii) and B.(a)(iii) of Section 9.7 shall apply with “Hudson Member” being read in the place of “the Initiating Member” and “Beacon Member” being read in the place of “the Other Member”. Notwithstanding any provision to the contrary in this clause G. or Section 9.7, Beacon Member shall be responsible for all costs incurred in connection with a Buy-Out, including, without limitation, all recording, transfer or similar taxes arising in connection therewith.

(d) In the event that Beacon Member elects to exercise the Forced Sale: (i) Beacon Member shall be the Initiating Member pursuant to Section 9.7, provided that if such election is made within the First Thirty Day Window, Beacon Member shall not be required to provide a Proposed Sale Price in connection therewith and Section 9.7.C.(d) shall not apply; (ii) if such election is made within the First Thirty Day Window, Hudson Member shall have no rights or obligations, if any, as an Other Member pursuant to Section 9.7.A. or 9.7.B. and the applicable provisions thereof shall not apply; (iii) if such election is made within the First Thirty Day Window, any Forced Sale shall be consummated within the one hundred and twenty (120) day period after Beacon Member makes such election, and if such election is made after the First Thirty Day Window, the Members shall use their respective commercially reasonable efforts to cause such Forced Sale to be consummated within a commercially reasonable time period after the election; and (iv) notwithstanding the provisions of this Section or Section 5.1, at the closing of the Forced Sale, first, Hudson Member shall receive an amount equal to the Hudson Price regardless of whether the Capital Transaction Proceeds generated by such sale are sufficient to pay the Hudson Price to Hudson Member out of such Capital Transaction Proceeds, second, to the extent the Capital Transaction Proceeds were sufficient, any remaining Capital Transaction Proceeds up to One Hundred Eighty-Five Million Dollars less the Hudson Price shall be distributed to Beacon Member, third, any Capital Transaction Proceeds over and above One Hundred Eighty-Five Million Dollars shall be applied to all costs incurred in connection with such Forced Sale (notwithstanding the definition of “Capital Transaction Proceeds”), and finally, any Capital Transaction Proceeds which remain thereafter shall be shared between the parties in proportion to their respective Percentage Interests. Notwithstanding any provision to the contrary herein, Beacon Member shall be responsible for all costs incurred in connection with a Forced Sale initiated by Beacon Member pursuant to this clause G., including, without limitation, all recording, transfer or similar taxes arising in connection therewith (provided that if Capital Transaction Proceeds are sufficient, the same shall be used to pay such transaction costs as set forth in this paragraph (d) above); provided further that if Hudson Member elects to exercise its right of first offer as set forth in Section 9.7.A. and 9.7.B. below, instead of proceeding with the Forced Sale, then, notwithstanding the provisions of Section 9.7.B.(b) below, the last sentence of clause (c) immediately shall apply with respect to responsibility for costs.

(e) In the event that Hudson Member elects to exercise the Forced Sale following the expiration of the First Thirty Day Period: (i) the Members shall use their respective commercially reasonable efforts to cause such Forced Sale to be consummated within a commercially reasonable time period after Hudson Member makes such election; and (ii) the Capital Transaction Proceeds, if any, shall be distributed to the Members in accordance with Section 5.1. Notwithstanding any provision to the contrary herein, the Members shall share all costs incurred in connection with a Forced Sale initiated by Hudson Member pursuant to this clause G. in proportion to their respective Percentage Interests; provided further that if Beacon Member elects to exercise its right of first offer as set forth in Section 9.7.A. and 9.7.B. below, instead of proceeding with the Forced Sale, then, notwithstanding the provisions of Section 9.7.B.(b) below, the immediately preceding clause shall apply with respect to responsibility for costs. The Members acknowledge that the initiation of the sale of the Property by Hudson Member pursuant to this clause (e) and Section 9.7 below shall require the repayment of the Loan in full at the closing of such sale, all in accordance with the terms of the Loan Documents.

Section 9.7 Right to Cause Sale of the Property; Right of First Offer. Proposed Sale. At any time on or after the Put/Call Outside Date (subject to any restrictions set forth in Section 9.6.G., above), either Member may require that the Company market and sell the Property pursuant to the procedures of this Section 9.7 (subject to Section 3.8). Upon a Member’s determination to cause the marketing and sale of the Property, such Member (the “Initiating Member”) shall provide written notice to the other Member (the “Other Member”) and to the Manager setting forth the proposed sale price (the “Proposed Sale Price”) for the Property. Upon written notice to the Initiating Member given no later than ten (10) Business Days after its receipt of such notice from the Initiating Member (the “Acceptance Notice”), the Other Member or any of its Affiliates may elect to purchase the Interest of the Initiating Member at the ROFO Price, and the Acceptance Notice shall be accompanied by a cash deposit equal to ten percent (10%) of the Proposed Sale Price (the “Deposit”) which shall be deposited with counsel to the Initiating Member.

B. Right of First Offer.

(a) If the Other Member timely delivers the Acceptance Notice (accompanied by the Deposit), then the closing of the purchase of the Interest of the Initiating Member will be held at the Company’s principal office and shall take place on the date that is thirty (30) days after the date of delivery of the Acceptance Notice or such earlier date as is otherwise agreed to by the Initiating Member and the Other Member. At the closing:

(i)	The Other Member shall deliver to the Initiating Member an amount equal to the ROFO Price (less the Deposit, which shall be released to the Initiating Member) in cash by wire transfer of immediately available funds. The Other Member shall be entitled to deduct and withhold from the ROFO Price any amount of federal, state and local, or non-U.S., taxes as the Other Member is required to withhold from the ROFO Price under applicable law, and to the extent such amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to Initiating Member.

(ii)	The Initiating Member shall deliver to the Other Member an Assignment and Assumption of Membership Interest in the form attached hereto as Exhibit C, and a “nonforeign affidavit” as referred to in the Foreign Investment in Real Property Tax Act in the form attached as Exhibit D or such other form as is required by law and any similar forms required under state or local law. The assignment of the Initiating Member’s Interest shall be free and clear of all liens, encumbrances and adverse claims (excluding liens, encumbrances and claims encumbering the Property).

(iii)	The Other Member shall, at its option, as to any funded indebtedness of the Company or Owner for which the Initiating Member or any Affiliate is personally liable, elect one of the following options:

1.	obtain a release of the Initiating Member or its Affiliate from all liability, direct or contingent, by all holders of such indebtedness; or

2.	cause the same to be paid in full at the closing by the debtor, and by such additional funds of the Other Member as may be necessary, to the reasonable satisfaction of the Initiating Member; or

3.	if the holder of the indebtedness does not permit a substitution for and/or release of any such obligation without costs (other than ordinary transaction costs, including reasonable attorney’s fee) and the indebtedness is not prepayable, deliver to the Initiating Member an indemnity by the Other Member and an Affiliate thereof reasonably satisfactory to the Initiating Member indemnifying the Initiating Member and any Affiliate from any liability arising under any such debt, obligation or claim.

(iv)	The Initiating Member and the Other Member shall execute all other documents and take such other actions as may be reasonably necessary or desirable to effectuate the Transfer and to carry out the purposes of this Agreement, as reasonably determined by the parties.

(b) Each Member shall pay its own legal fees in connection with any Transfer pursuant to this Section 9.7.B. Recording, transfer or similar taxes arising in connection with the sale of the Interest of the Initiating Member shall be paid by the Initiating Member. Any other costs and expenses shall be paid in the manner which is customary as between buyers and sellers of real estate in San Francisco, California, or as the parties may otherwise agree.

(c) There shall be an accounting, as of the closing, of the Company’s and Owner’s books and there shall be an adjustment of the ROFO Price based upon the cash and cash equivalents of the Company and Owner as of the closing date, prorations as of the closing date of accrued income and expenses and all other customary prorations as would be made between a buyer and seller of real estate as if the Property were being sold, appropriately adjusted to reflect the sale of interests rather than a sale of assets. Within seventy five (75) days after the closing date, the Accountants shall complete an audit of such accounting and proration and shall deliver their audit report to the Members. If such audit report shall adjust such proration, the party in whose favor such adjustment is made shall promptly be paid by the other party the amount of such adjustment.

(d) If any material portion of the Property is damaged by fire or other casualty, or if any entity possessing the right to eminent domain shall give notice of an intention to take or acquire a substantial part of the Property, and such damage occurs or such notice is given between the date of the Acceptance Notice and the closing of the purchase of the Interest of the Initiating Member pursuant to this Section 9.7.B., the following shall apply:

(i)	If the Property is damaged by a casualty not resulting in substantial damage or if the taking or acquisition shall not result in a substantial reduction in the income producing capacity of the Property, then the Other Member and the Initiating Member shall be required to complete the transaction and all insurance or condemnation proceeds shall be paid to the Company.

(ii)	If the Property is damaged by a casualty resulting in substantial damage, or if the taking or acquisition shall result in a substantial reduction in the income producing capacity of the Property, then the Other Member shall have the option (to be exercised within ten (10) days from the date the Other Member has actual knowledge of the occurrence of the casualty or receipt of the notice of condemnation) to either (y) complete the transaction, or (z) cancel the purchase.

(iii)	In the case of both clause (i) and clause (ii)(y), the ROFO Price shall be reduced by an amount equal to the deductible, if any, for any applicable insurance paid or payable multiplied by the Percentage Interest of the Initiating Member.

For purposes of this Section 9.7.B(d), substantial damage to the Property shall mean damage which would cost ten percent (10%) or more of the Proposed Sale Price to repair, and a substantial reduction in the income producing capacity of the Property shall mean a reduction of ten percent (10%) or more of the Property’s Cash Flow, based upon the then applicable Approved Budget.

(e) If the Other Member, having delivered an Acceptance Notice, fails to close the purchase of the Interest of the Initiating Member in accordance with this Section 9.7.B., then the Initiating Member shall have the right to retain the Deposit as liquidated damages, it being agreed that it is difficult if not impossible to determine the loss from any such failure to close and the parties have agreed that the Deposit is intended to cover such damages. In addition, the Other Member shall no longer have any rights pursuant to this Section 9.7 (whether as an Initiating Member or as an Other Member), and the Initiating Member shall thereafter be entitled to cause the Company to market and sell the Property at any price and otherwise on such terms as the Initiating Member may determine in its sole discretion.

C. Marketing and Sale of Property.

(a) If no Acceptance Notice (properly accompanied by the Deposit) has been delivered during the ten (10) Business Day period set forth in Section 9.7.A. (or, if the applicable provisions of Section 9.7.A., and Section 9.7.B., are inapplicable pursuant to Section 9.6.G, above, then promptly following the Initiating Member’s election to sell), the Manager shall then prepare a marketing plan and interview and hire a third party, nationally recognized, broker for the Property having at least four (4) years’ experience in the San Francisco office market. Not later than sixty (60) days after the expiration of such ten (10) Business Day period (or date of election to sell, as applicable, and provided that such sixty (60) day period shall not be in addition to any specified time period set forth in Sections 9.6.G., above, in which the Initiating Member is obligated to consummate the sale of the Property), the Company shall place the Property on the market. In all cases, the Members shall cooperate fully with the Manager and the Initiating Member in the marketing and sale of the Property in accordance with this Section 9.7, and shall take (and shall cause any Affiliate to take) any and all actions as may be reasonably required (at no material expense to such Member) in order to effectuate any such sale.

(b) The Company shall solicit bids for the Property, or if agreed to by both Members, the Property shall be marketed and sold pursuant to an auction procedure with a minimum price for the Property. If an auction procedure is used, the end of the auction period shall be on such date as is determined by the Manager. If an auction procedure is not used, the Company shall solicit bids for such period as may be determined by the Initiating Member. After the end of the marketing or auction procedure, if such is elected, the Property will be sold to the bidder that has, in the reasonable judgment of the Initiating Member, made the best offer, taking into account the qualifications of the bidders and all of the proposed terms of the respective offers.

(c) In the event any third party bid is accepted pursuant to this Section 9.7.C., the Initiating Member will negotiate a Purchase and Sale Agreement with the prospective purchaser in such form as the Initiating Member shall reasonably determine, and the Property shall be sold pursuant thereto. If for any reason the prospective purchaser selected does not purchase the Property or a Purchase and Sale Agreement with said prospective purchaser is not entered into, at the Initiating Member’s election the Property may be returned to the market in accordance with this Section 9.7 and/or the Initiating Member shall select the next highest bid that had been rejected.

(d) In the event that the price to be received pursuant to any third party bid accepted (or to be accepted) pursuant to this Section 9.7.C. is less than ninety three percent (93%) of the Proposed Sale Price and has not been agreed to by both Members, then the Property shall not be sold and the procedures of this Section 9.7 shall again be applicable.

ARTICLE X.

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 10.1 Dissolution. The Company shall not be dissolved by the admission of a Substitute Member or by the permitted withdrawal or any other matter as to a Member. The death, legal disability, bankruptcy or dissolution of a Member or the Transfer by any Member of all or any part of its Interest (whether or not in compliance with the terms of this Agreement) shall not dissolve the Company. The Company shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each a “Liquidating Event”):

A. an election to dissolve the Company made by the Manager with the unanimous consent of Members;

B. entry of a decree of judicial dissolution of the Company pursuant to the provisions of the LLC Act; or

C. the sale of the Property, unless in connection therewith, and within 180 days thereof, there has been an exchange for other real property assets.

Section 10.2 Winding Up.

A. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Manager or, in the event there is no remaining Manager, any Person elected by Members holding a majority of the Percentage Interests in the Company (the Manager or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the order and priority set forth in Section 5.1.B.

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to this Section 10.2 in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.

B. Notwithstanding the provisions of Section 10.2.A which require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members and their Affiliates as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.2.A, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

Section 10.3 Termination of Company and Cancellation of Certificate of the Company. Upon the completion of the liquidation of the Company’s assets, as provided in Section 10.2, the Company shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be cancelled and such other actions as may be necessary to terminate the Company shall be taken.

Section 10.4 Liability of Liquidator. The Liquidator shall be indemnified and held harmless by the Company from and against any and all claims, liabilities, costs, damages, and causes of action of any nature whatsoever arising out of or incidental to the Liquidator’s taking of any action authorized under or within the scope of this Agreement; provided, however, that the Liquidator shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arises out of (i) a matter entirely unrelated to the Liquidator’s action or conduct pursuant to the provisions of this Agreement or (ii) the willful malfeasance, bad faith, dishonesty, gross negligence or fraud of the Liquidator.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.1 Addresses and Notice; Time Computation.

A. All notices, elections, offers, acceptances, demands, consents, reports and other communications given hereunder shall be in writing and shall be given to the Company, the Manager or the Members at the address set forth below or at such other address as the Company or the Manager or either Member may hereafter designate by like notice.

If to Beacon Member or the Manager, to:	c/o Beacon Capital Partners, LLC
200 State Street
5th Floor
Boston, Massachusetts 02109
Attn: Matthew Golden, Esq.
Facsimile No.: (617) 457-0499
Email: mgolden@beaconcapital.com

with a copy to:

Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA 02110-3333
Attn: Jordan P. Krasnow, Esq.
Telecopier No.: (617) 574-4112
Email: jkrasnow@goulstonstorrs.com

If to Hudson Member, to:	c/o Hudson Pacific Properties, Inc.
11601 Wilshire Boulevard, Suite 1600
Los Angeles, CA 90025
Attn: Howard Stern
Telecopier No. (310) 445-5710
Email: howard@hudsonppi.com

with a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, CA 90067
Attn: Tony Natsis, Esq.
Email: tnatsis@allenmatkins.com

B. Except as otherwise provided in the last sentence of this paragraph, all notices or other communications shall be (i) sent by any reputable overnight courier service (with all fees prepaid), or (ii) sent by telecopier or telefax. All notices shall be deemed to have been given (and to be effective) upon actual receipt. Notices may also be delivered by hand, in which case they shall be deemed to have been given (and to be effective) on the date of delivery. A refusal to accept delivery by the addressee, or the inability to deliver such notice because the addressee has changed addresses without giving notice of same as provided in Section 11.1.C., shall be deemed receipt of such notice by the addressee. The party delivering notices or other communications shall use commercially reasonable efforts to provide a courtesy copy of each such notices to the receiving party via electronic mail (provided that such email notice shall not constitute a formal notice under the terms of this Section 11.1).

C. By giving to the other parties prior written notice thereof, each party hereto shall have the right from time to time and at any time during the term of this Agreement to change their respective addressees effective upon actual receipt (or tender otherwise valid and effective hereunder) by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

D. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period shall run until the next Business Day.

Section 11.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 11.3 Pronouns and Plurals; Word Meanings. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. References to a paragraph shall only be to the grammatical paragraph referred to unless there is a specific paragraph and/or Section designated. The use in this Agreement of the word “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation”, or “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Whenever in this Agreement any Person is permitted or required to make a decision in its “good faith” or discretion or sole discretion or under another express standard as to any such decision, such Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law or in equity.

Section 11.4 No Partition, Etc. Except as set forth in Article IX, neither Member shall have the right to terminate this Agreement or dissolve the Company by its express will or by withdrawal without the consent of the other Member. In addition, each Member agrees that irreparable damage would be done to the Company if any Member brought an action in court to dissolve the Company or partition or apportion the assets of the Company. Notwithstanding any provisions of this Agreement to the contrary, each Member accepts the provisions of the Agreement as its sole entitlement as to withdrawal by a Member and as to the termination, dissolution and/or liquidation of the Company, and hereby irrevocably waives any and all right to withdraw from the Company or to maintain any action for dissolution or partition or to compel any sale or other liquidation with respect to its Interest or any properties of the Company; and each Member agrees that it will not petition a court for the dissolution, termination or liquidation of the Company.

Section 11.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, legal representatives and assigns.

Section 11.6 No Third Party Rights. The provisions of this Agreement are for the benefit of the Company and the Members, and no other Person, including creditors of the Company or any other Person, shall have any right or claim against the Company, the Manager or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement. Moreover, notwithstanding anything contained in this Agreement, including specifically, but without limitation, Article II, no such creditor or other Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Company, the Manager or any Member.

Section 11.7 Waiver. Each Member acknowledges that certain violations of the provisions of this Agreement may result in irreparable harm to a Member or to the business or assets of the Company or Owner for which money damages alone would not adequately compensate. Accordingly, each Member consents and agrees that if there is any breach or violation, or threatened breach or violation, of any of the terms, covenants and other provisions of this Agreement, the Company and the other Members shall be entitled to an injunction, specific performance or other equitable remedy, all without limitation of or effect upon any other remedies and rights which may otherwise be available hereunder or under applicable law or at equity, all such rights and remedies being cumulative and non-exclusive; except that the rights and remedies set forth in this Agreement shall be the sole rights and remedies available in the event of a failure by a Member to make any Capital Contribution pursuant to Section 2.3.

The failure of any Member to at any time enforce any of the provisions of this Agreement, or any agreement or instrument delivered herewith, or to give any notice of default thereunder, shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement, or any agreement or instrument delivered herewith, or any provision hereof or the right of any Member to thereafter enforce each and every provision of this Agreement, and each agreement and instrument delivered herewith. No waiver of any breach of any of the provisions of this Agreement, or any agreement or instrument delivered herewith, shall be effective unless set forth in a written instrument executed by the Member against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

Section 11.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party hereto shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 11.9 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the principles of conflicts of law. The Members hereby agree that any action, suit or proceeding to enforce this Agreement shall be brought in the first instance in either the federal court for the State of Delaware or in the Delaware Chancery Court, and hereby waive any objection which either may have to the laying of the venue of any such action, suit or proceeding in any such court; provided, however, that the provisions of this paragraph shall not be deemed to preclude any party from filing any such action, suit or proceeding in any other appropriate forum if, but only if, the courts above decline jurisdiction. The Members hereby submit to personal jurisdiction in the State of Delaware for the enforcement of the provisions of this Agreement and waive any and all rights to object to such jurisdiction for purposes of litigation to enforce or interpret this Agreement. The Members hereby consent to the jurisdiction of the United States District Court having jurisdiction for the State of Delaware and to the Delaware Chancery Court in any action, suit, or proceeding with either or at any time wish to file in connection with this Agreement or any related matter.

Section 11.10 Invalidity of Provisions. If any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby; provided, however, the limitation of liability and exculpation provisions of this Agreement are an integral part hereof.

Section 11.11 Entire Agreement. This Agreement, together with any agreements and instruments delivered herewith, contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to the matters dealt with in this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Company. Any and all other prior agreements between the parties with respect to such subject matter are hereby superseded.

Section 11.12 Additional Documents and Acts. In connection with this Agreement as well as all transactions contemplated by this Agreement, each Member agrees to from time to time, at the other Member’s request, execute and deliver such additional documents and instruments, and perform such additional acts, as the other Member may deem to be reasonably necessary or desirable to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions. All approvals of either Member hereunder shall be in writing.

Except as otherwise set forth in Section 2.4.C, amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

Section 11.13 Attorney Fees; Damages. If the Company or any Member obtains a judgment or injunction against any Member by reason of the breach of this Agreement or the failure to comply with the terms of this Agreement, or as to the interpretation of this Agreement or any other matter relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs as part of any such judgment.

Section 11.14 Survival of Certain Provisions. The Members acknowledge and agree that this Agreement contains certain terms and conditions which are intended to survive the dissolution and termination of the Company, including, but without limitation, the provisions of Sections 3.6, 3.7 and 3.9; provided that the provisions of this sentence shall not be interpreted to mean that assets of the Company, after distribution to a Member or Members, continue to be assets of the Company for purposes of Section 3.6 or any other provision of this Agreement. The Members agree that the provisions of this Agreement which by their terms require, given their context, that they survive the dissolution and termination of the Company so as to effectuate the intended purposes and agreements of the Members shall survive notwithstanding that such provisions had not been specifically identified as surviving and notwithstanding the dissolution and termination of the Company or the execution of any document terminating this Agreement, unless such termination document specifically provides for nonsurvival by reference to this Section 11.14 and to specific nonsurviving provisions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement as of the date first written above.

MEMBERS:

RINCON CENTER EQUITY LLC,
a Delaware limited liability company

By:	BCSP IV U.S. Investments, L.P.,
a Delaware limited partnership, its member

	By:	BCSP REIT IV, Inc.,
a Maryland corporation, -its general partner

		By:	/S/ MATTHEW T. GOLDEN
Name: Matthew T. Golden Title: General Counsel & Managing Director

HUDSON RINCON, LLC,
a Delaware limited liability company

By:	Hudson Pacific Properties, L.P.,
a Maryland limited partnership, its Sole Member

	By:	Hudson Pacific Properties, Inc.,
a Maryland corporation, its General Partner

		By:	/S/ MARK LAMMAS Name: Mark T. Lammas Title: Chief Financial Officer

MANAGER:

RINCON CENTER EQUITY LLC,
a Delaware limited liability company

By:	BCSP IV U.S. Investments, L.P.,
a Delaware limited partnership, its member

	By:	BCSP REIT IV, Inc.,
a Maryland corporation, -its general partner

		By:	/S/ MATTHEW T. GOLDEN
Name: Matthew T. Golden
Title: General Counsel & Managing Director

DEFINITIONS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acceptance Notice” has the meaning set forth in Section 9.7.

“Accountants” means the accountants selected by the Manager, initially, Ernst & Young.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of the relevant Fiscal Year of the Company, after giving effect to the following adjustments:

A. Credit to such Capital Account that portion of any deficit Capital Account balance that such Member is obligated to restore under the terms of this Agreement or any other document, such Member’s share of Company Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(1), and such Member’s share of Partner Nonrecourse Debt Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i)(5).

B. Debit to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2) and 1.704-2, and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with such Person; (ii) any Person beneficially, directly or indirectly, owning or controlling twenty percent (20%) or more of the outstanding voting interests of such Person; (iii) any Person of which such Person beneficially, directly or indirectly, owns or Controls twenty percent (20%) or more of the voting interests; or (iv) any officer, director, member, manager, partner or trustee in such Person or in any Person referred to in clauses (i), (ii), and (iii) above.

“Affiliated Contract(s)” means any contract between the Company or Owner and any Member or any Affiliate of a Member now existing or hereafter entered into pursuant to Section 3.5.

“Agreed Put/Call Closing Date” has the meaning set forth in Section 9.6.

“Agreement” means this Limited Liability Company Agreement, as it may be amended, supplemented or restated from time to time.

“Allowed Termination Fee” has the meaning set forth in Section 9.6.E.

“Annual Plan” has the meaning set forth in Section 3.1.B.

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“Approved Annual Plan” has the meaning set forth in Section 3.1.B.

“Approved Budget” has the meaning set forth in Section 3.1.B., and includes any revisions thereof, and any Permitted Variations.

“AT/AML Laws” has the meaning set forth in Section 1.8.B.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“BCSP IV” has the meaning given in the Recitals to this Agreement.

“Beacon Fund” means any one or more of Beacon Capital Strategic Partners IV, L.P., a Delaware limited partnership, Beacon Capital Strategic Partners IV-A, L.P., a Delaware limited partnership, and Beacon Capital Strategic Partners IV-B, L.P., a Delaware limited partnership, and any successor to any of them by merger (of any type or form), reorganization, consolidation or otherwise.

“Beacon Member” has the meaning set forth in the Introductory Paragraph to this Agreement, and any successor by merger (of any type or form), reorganization, consolidation or other involving all or substantially all of Beacon Member’s assets.

“Book-Tax Disparity” means, as to any property (other than cash) contributed to the Company by a Member, as of the date of determination, the difference between the Book Value of such property and the adjusted basis of such property for federal income tax purposes, as such differential may change as a result of allocations of Net Profits and Net Losses and of taxable income and taxable loss pursuant to the provisions of this Agreement.

“Book Value” of any asset of the Company means such asset’s adjusted basis for federal income tax purposes, except that:

(i) the initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value (i.e., not reduced for any liabilities to which the asset is subject or which the Company assumes) of such asset on the date of contribution, as such value is determined and for which credit is given to the contributing Member under this Agreement;

(ii) the Book Values of all assets of the Company shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager, at and as of the following times:

(a)	the acquisition of an Interest by a new or existing Member in exchange for other than a de minimis Capital Contribution by such Member, if the Manager determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;

(b)	the distribution by the Company to a Member of more than a de minimis amount of any asset of the Company (including cash or cash equivalents) as consideration for all or any portion of an Interest, if the Manager determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;

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(c)	the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(d)	at such other times as the Manager shall reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2;

(iii) the Book Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as such value is reasonably determined by the Manager; and

(iv) the Book Value of the assets of the Company shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Value shall not be adjusted pursuant to this clause (iv) to the extent that the Manager determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Book Value of an asset has been determined or adjusted pursuant to the preceding clauses (i), (ii) or (iv), such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses, and the amount of the adjustment shall thereafter be taken into account as gain or loss from the distribution of such asset for purposes of computing Net Profits or Net Losses.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in either Boston, Massachusetts or San Francisco, California are authorized or required by law to close.

“Buy-Out” has the meaning set forth in Section 9.6.F.

“Call Right” has the meaning set forth in Section 9.6.

“Capital Account” shall mean the capital account maintained for a Member on the Company’s books and records in accordance with the following provisions: (i) To each Member’s Capital Account there shall be added (a) the amount of cash and the gross fair market value of any other property contributed to the Company by such Member, (b) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 6.2 and 6.3, and (c) the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member.

(ii) From each Member’s Capital Account there shall be subtracted (a) the amount of cash and the Book Value of any other Company property distributed to such Member pursuant to any provision of this Agreement, (b) such Member’s allocable share of Net Losses and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 6.2 and 6.3, and (c) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

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(iii) In determining the amount of any liability for purposes of clauses (i) and (ii) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Treasury Regulations.

(iv) In the event any Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(v) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager shall determine that it is necessary or prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Treasury Regulations, the Manager may make such modification, provided that any such modification shall require the consent of each affected Member if it is likely to have a material effect on the amounts distributable to any Member pursuant to Section 10.2 upon the dissolution of the Company.

“Capital Call” has the meaning set forth in Section 2.3.A.

“Capital Contribution” means, with respect to any Member, the aggregate amount of cash (including any Coverage Contribution) and the gross fair market value of any property which such Member contributes or is deemed to contribute to the Company pursuant to Article II reduced by the amount of any liability assumed by the Company relating to any such property and any liability to which such property is subject, including the Initial Capital Contributions.

“Capital Transaction” means any of the following: (i) a sale, exchange, transfer, assignment or other disposition of all or any portion of the Property or other assets of the Company or Owner (but not including occasional sales in the ordinary course of business of inventory, operating equipment or furniture, fixtures and equipment); (ii) any financing or refinancing of indebtedness of the Company or Owner; (iii) any condemnation or deed in lieu of condemnation of all or a portion of the Property which is not used in connection with the restoration of the Property; (iv) any collection in respect of property, hazard or casualty insurance (but not rental interruption insurance); or (v) any other transaction the proceeds of which are considered to be capital in nature. The receipt by the Company of Capital Contributions from the Members shall not constitute Capital Transactions.

“Capital Transaction Proceeds” means the net cash proceeds of a Capital Transaction, after deducting all expenses incurred in connection therewith and after application of any proceeds as required by any obligations binding on the Company or Owner, or to which the Company or Owner is subject, and otherwise as determined by the Manager, toward the payment of any indebtedness of the Company or Owner secured by the property that is the subject of a Capital Transaction or any other indebtedness of the Company or Owner, or the establishment of reserves for contingent or unforeseen liabilities deemed necessary or appropriate by the Manager. For clarity, “Capital Transaction Proceeds” shall not include any TDR Proceeds or any funds released from any TDR Escrow.

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“Cash Buffer Reserve” has the meaning set forth in Section 4.6.

“Cash Flow” means, for any Fiscal Year or any other relevant period, the excess, if any, of Operating Revenue over Operating Expenses.

“Certificate” means the Certificate of Formation of the Company previously filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the LLC Act.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the Treasury Regulations. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Company” means the limited liability company formed under the LLC Act pursuant to the Certificate, as constituted under the terms of this Agreement, as this Agreement may be amended and restated, and any successor thereto.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d) for the term “partnership minimum gain.”

“Confidential Information” has the meaning set forth in Section 4.4.

“Contributing Member” has the meaning set forth in Section 2.4.A.

“Contribution Agreement” has the meaning given in the Recitals to this Agreement.

“Control” or “control” means the ability, directly or indirectly, whether through ownership of partnership interests, manager or member interests, of voting securities, or otherwise, to direct the policies and management of any business entity.

“Control Affiliate” means, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with such Person; (ii) any Person beneficially, directly or indirectly, owning or controlling more than fifty percent (50%) of the outstanding voting interests of such Person; or (iii) any Person of which such Person beneficially, directly or indirectly, owns or Controls more than fifty percent (50%) or more of the voting interests.

“Coverage Contribution” has the meaning set forth in Section 2.4.A.

“Defaulted Amount” has the meaning set forth in Section 2.4.A.

“Deposit” has the meaning set forth in Section 9.7.

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“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes, except that if an asset has a Book-Tax Disparity at the beginning of such year or other period (as a result of property contributions or adjustments to such values), Depreciation shall be adjusted as necessary so as to be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to the beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Effective Date” has the meaning set forth in the Introductory Paragraph to this Agreement.

“Emergency Costs” means costs and expenses which are incurred or to be incurred in the reasonable belief that such expenditures are required to (a) correct a condition that if not corrected would endanger imminently the preservation or safety of the Property or the safety of tenants, guests or other Persons at or using the Property, (b) avoid the imminent suspension of any necessary service in or to the Property, (c) prevent the Company or any of the Members from being subjected imminently to criminal or substantial civil penalties or damage, or (d) pay real estate taxes and assessments or insurance premiums, or to ensure compliance with or correct any violation of legal requirements.

“Entity” or “Entities” means any general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative or association or any other form of incorporated or unincorporated entity which is a legal entity under applicable law.

“Escrow Agent” means such third party escrow agent as is selected by Beacon Member.

“Escrow Agreement” means that certain escrow agreement to be entered into by and among the Escrow Agent, Beacon Member and Hudson Member in the form to be determined by the Escrow Agent and acceptable to Beacon Member and Hudson Member, acting reasonably.

“Escrow Amount” has the meaning set forth in Section 9.6.E.

“Event of Default” means, as to a Member (including in its capacity as the Manager):

(i) the violation by or on behalf of such Member or any Affiliate thereof of the restrictions set forth in Article IX, or a material default in performance of, or material failure to comply with, any other agreements, obligations or undertakings of such Member herein contained, which default or failure continues for sixty (60) days (or for five (5) days if such default or failure is due solely to the nonpayment of money) following written notice thereof given by any Member; provided that the nonpayment of money owed pursuant to Article II shall not be an Event of Default, the remedies set forth in said Article being the sole and exclusive remedies in connection with any such nonpayment;

(ii) a general assignment by such Member for the benefit of creditors;

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(iii) the institution against such Member of a proceeding under any section or chapter of the Bankruptcy Code, or any similar Federal or state law for the relief of debtors, or the appointment of a receiver, custodian, trustee, or other officer to take possession of a substantial portion or all of the assets of such Member which proceeding or appointment is not dismissed, stayed or discharged within a period of ninety (90) days after the filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceedings;

(iv) admission by such Member in writing of its inability to pay its debts as they mature;

(v) attachment, execution or other judicial seizure of all or any substantial part of such Member’s assets or of such Member’s Interest, or any part thereof, such attachment, execution or seizure being with respect to an amount greater than $1,000,000 and remaining undismissed or undischarged for a period of thirty (30) days after levy thereof; provided, however, that said attachment, execution or seizure shall not constitute an Event of Default hereunder if said Member posts a bond sufficient to fully satisfy the amount of such claim or judgment within sixty (60) days after levy thereof and the Member’s assets are thereby released from the lien or such attachment;

(vi) the commission of a felony, any act of fraud, misappropriation or embezzlement by such Member or any of its Affiliates in respect of the Company or the Property, or an act or omission constituting willful misconduct or gross negligence by such Member in the performance of its duties (if any) under this Agreement; and

(vii) in the case of Hudson Member, in the event that the Call Right or the Put Right is exercised, the default by the Hudson Member in its obligation to pay the Purchase Price or to otherwise fulfill its obligations pursuant to the Call Right or Put Right on April 29, 2011 (or such other date as may have been mutually agreed).

“Filing Date” has the meaning given in the Recitals to this Agreement.

“Financial Need Date” has the meaning set forth in Section 2.3.A.

“First Thirty Day Window” means the thirty (30) day period following the Agreed Put/Call Closing Date.

“Fiscal Year” has the meaning set forth in Section 4.2.

“Forced Sale” has the meaning set forth in Section 9.6.E.

“Guaranty” means any guaranty, suretyship or similar agreement made by any Member or an Affiliate of any Member to any third party guaranteeing, or otherwise providing assurances as to, the payment or performance of any of the Company’s or Owner’s obligations, including, without limitation, any customary non-recourse carve-out guarantees and environmental indemnities given in connection with any loan to the Company or Owner, and includes, without limitation, any of the foregoing as are listed on Schedule “Loan Documents” attached hereto, but excluding any so-called “bottom-dollar” guaranty as may be made by any Member or Affiliate thereof.

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“Hudson Buy-Out” has the meaning set forth in Section 9.6.E.

“Hudson Member” has the meaning set forth in the Introductory Paragraph to this Agreement.

“Hudson Parent” has the meaning set forth in Section 9.2.A.

“Hudson Price” means an amount equal to $40,290,000 minus an amount equal to two times any Coverage Contributions made by Beacon Member and/or plus an amount equal to two times any Coverage Contributions made by Hudson Member, and minus, if applicable, fifty-one percent (51%) of the Negative WCA Amount or plus, if applicable, fifty-one percent (51%) of the Positive WCA Amount.

“Indemnitee” means (i) any Person made a party to a claim, demand, action, suit or proceeding by reason of its status (A) as a Member or Manager, or (B) as a Representative, director, trustee, shareholder, manager, member, partner or officer of the Company or of a Member or Manager or any Affiliate thereof; and (ii) such other Persons (including Affiliates of any Member or Manager or the Company) as the Members may designate from time to time as agents of the Company as expressly permitted in this Agreement.

“Initial Capital Contribution” means the Capital Contributions made by each Member pursuant to Section 2.2.

“Initiating Member” has the meaning set forth in Section 9.7.

“Interest” means an ownership interest in the Company representing a Capital Contribution by a Member and includes any and all legal and economic benefits and other attributes to which the holder of such Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Lender” has the meaning given in the Recitals to this Agreement.

“Liquidating Event” has the meaning set forth in Section 10.1.

“Liquidator” has the meaning set forth in Section 10.2.

“LLC Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such statute.

“Loan” has the meaning given in the Recitals to this Agreement.

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“Manager” means Beacon Member, in its capacity as the manager of the Company, or its successors as Manager of the Company.

“Member” shall mean each of the Members from time to time admitted to the Company in any such Person’s capacity as a Member of the Company, or its successors as the Members of the Company, or any Substitute Member, in such Person’s capacity as a Member of the Company.

“Negative WCA Amount” has the meaning set forth in Schedule “Working Capital Adjustment.”

“Net Profit” and “Net Loss” means, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for such taxable year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)	Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(ii)	Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)	Gain or loss resulting from any disposition of any Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of such property rather than its adjusted tax basis;

(iv)	In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such year or other period;

(v)	In the event the Book Value of any Company asset is adjusted in accordance with clause (ii) or clause (iii) of the definition of “Book Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purpose of computing Net Profit and Net Loss;

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(vi)	To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain or loss from the disposition of the property and shall be taken into account for purposes of computing Net Profits and Net Losses; and

(vii)	Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.2 and Section 6.3 hereof shall not be taken into account in computing Net Profit or Net Loss and if otherwise included in the calculation pursuant to the above, shall be appropriately added to or deducted from, as the case may be, such amounts so as to not be included in the calculations of Net Profits and Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.2 and 6.3 shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) above.

If the Company’s Net Profit or Loss for any Fiscal Year, as determined in the manner provided above, is a positive amount, such amount shall be the Company’s Net Profit for such Fiscal Year, and, if negative, such amount shall be the Company’s Net Loss for such Fiscal Year.

“Non-Contributing Member” has the meaning set forth in Section 2.4.A.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1) and 1.704-2(c). The amount of Nonrecourse Deductions shall be determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Operating Expenses” means

(i) all expenses of the Company and Owner (on a cash basis) incurred in connection with the ownership and operation of the Property or the performance of other aspects of the Company business, other than any expense not involving a cash expenditure, such as any amount charged for depreciation or amortization, but in any event adjusted for reserves for normal periodic payments including but not limited to real estate taxes and insurance or any extraordinary, unusual or non-recurring expenses;

(ii) interest, principal and financing costs on account of any loans made to the Company or Owner or secured by the Property;

(iii) sums expended by the Company or Owner for replacement of capital items, including personal property and capital improvements, or for tenant improvements or leasing commissions (and not funded from reserves established for such purpose or available from insurance or condemnation proceeds), unless and to the extent such amounts are paid from borrowings or Capital Contributions, adjusted in each case for any applicable reserve approved as part of the Approved Budget; and

D -61-

(iv) an amount necessary to cause the balance in the Cash Buffer Reserve to be Three Million Dollars ($3,000,000) at all times.

“Operating Revenues” means all cash receipts of the Company and Owner from the leasing of space at the Property, whether in the form of rent, reimbursements, additional rent, fees, charges or otherwise (other than security deposits unless and until the same are applied to rent), interest from deposits (unless required to be returned to, or such is the property of, tenants), tax refunds, reserves previously created from Operating Revenues, revenue from parking, the proceeds of any business or rental interruption insurance (but not any other type of insurance), and any other incidental income attributable to or resulting from the operations and leasing of the Property or the use of the assets of the Company or Owner, adjusted for applicable reserves. Operating Revenues do not include receipts from the sale or other disposition of all or any portion of any Property or any other assets of the Company, refinancing of all or any portion of the Property or any other borrowing, Capital Contributions to the Company, insurance proceeds (other than business or rental interruption insurance proceeds), condemnation awards, security deposits (unless and until applied to rent), title insurance proceeds, and any other item the proceeds of which are, under GAAP, attributable to capital.

Notwithstanding the foregoing and for clarity, Operating Revenues shall not include any TDR Proceeds, any funds released from any TDR Escrow, or any cash received or reductions in reserves, and shall not take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Company.

“Other Member” has the meaning set forth in Section 9.7.

“Owner” has the meaning given in the Recitals to this Agreement.

“Partner Nonrecourse Debt” shall have the meaning of such term set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning of such term set forth in Treasury Regulations Section 1.704-2(i).

“Partner Nonrecourse Deductions” shall have the meaning for such term set forth in Treasury Regulations Section 1.704-2(i). “Percentage Interest” for each Member is listed on Exhibit A attached hereto, subject to adjustments as a result of any Transfers and pursuant to Section 2.4.C.

“Permitted Transferee” means any Person to whom a Transfer may be made pursuant to Section 9.2.

“Permitted Variations” means any otherwise unapproved variations from any Approved Budget of not more than ten percent (10%) from any Specified Line Item in the Approved Budget during the time such Approved Budget is effective, or any otherwise unapproved aggregate variations (whether from any Specified Line Item and/or any other line item) of not more than five percent (5%) of the aggregate Approved Budget during the time such Approved Budget is effective. Any expenditures made by the Manager which are in excess of the Approved Budget determined without Permitted Variations which expenditures are later specifically approved by the Members or are included in a revised Approved Budget shall no longer be a variation.

D -62-

“Person” means a natural person or a corporation, partnership (general or limited), limited liability company, trust, unincorporated organization, association or other entity.

“Positive Tax Opinion or Ruling” has the meaning set forth in Section 9.6.E.

“Positive WCA Amount” has the meaning set forth in Schedule “Working Capital Adjustment.”

“Predecessor Agreement” has the meaning given in the Recitals to this Agreement.

“Property” has the meaning given in the Recitals to this Agreement. For clarity, “Property” does not include the TDRs, TDR Proceeds or TDR Escrows.

“Property Management Agreement” has the meaning set forth in Section 3.5.

“Property Manager” has the meaning given in the Recitals to this Agreement.

“Proposed Sale Price” has the meaning set forth in Section 9.7.

“Purchase Price” means an aggregate amount equal to One Hundred and Eighty Five Million Dollars ($185,000,000.00):

(A)	minus an amount equal to the aggregate of (i) $40,290,000, (ii) the Hudson Member Obligation, (iii) the amount of net operating income actually distributed to Beacon Member after the Effective Date on account of tenants for which tenant improvement allowances not listed on Schedule “TI”, or brokerage and leasing commissions, were paid for with Company funds after the Effective Date, (iv) if applicable, an amount equal to two times any Coverage Contributions made by Hudson Member, (v) if applicable, forty nine percent (49%) of the Negative WCA Amount, and (vi) any tenant improvement allowances and/or brokerage and leasing commissions which relate to any leases or other occupancy agreements which were executed by Owner prior to the Effective Date (to the extent the same were not disclosed in a Schedule to the Contribution Agreement); and

(B)	plus an amount equal to the aggregate of (i) forty nine percent (49%) of any Company funds that are used after the Effective Date to fund tenant improvement allowances not listed on Schedule “TI”, brokerage and leasing commissions, and/or any capital improvements, (ii) if applicable, an amount equal to two times any Coverage Contributions made by Beacon Member, (iii) if applicable, forty nine percent (49%) of the Positive WCA Amount, and (iv) forty nine percent (49%) of any amount remaining in the TI Reserve as of the Put/Call Closing.

D -63-

“Put Right” has the meaning set forth in Section 9.6.

“Put/Call Closing” has the meaning set forth in Section 9.6.

“Put/Call Outside Date” means the period from the Effective Date and until: (a) April 29, 2011 in the event that the Call Right or the Put Right is not exercised during the Put/Call Period, or (b) in the event that the Call Right or the Put Right is exercised during the Put/Call Period, the Agreed Put/Call Closing Date if the Put/Call Closing does not occur.

“Put/Call Period” means any time on or between February 1, 2011 and April 15, 2011.

“Put/Call Termination Election” has the meaning set forth on Schedule “Put/Call Conditions”.

“REA” means that certain Declaration Establishing Reciprocal Easements and Covenants Running with the Land by and between the United States Postal Service (“USPS”) and Rincon Center Associates, a California limited partnership, dated as of June 27, 1988 and recorded as Reel E624, Image 1132, Instrument Number E196829, with the Official Records, as supplemented by that certain Declaration Establishing Reciprocal Easements and Covenants Running with the Land by and between the USPS and BRE/Rincon L.L.C., a Delaware limited liability company, dated as of March 30, 1999 and recorded as Reel H353, Image 505, Instrument Number 99-G541539-00, with the Official Records, as further amended by that certain Second Amendment to Declaration Establishing Reciprocal Easements and Covenants Running with the Land by and between 88 Howard Street LLC, Rincon Center Commercial LLC and USPS, dated as of June 23, 2006 and recorded as Reel J171, Image 0021, Instrument Number 2006-I201148-00, with the Official Records, and that certain Third Amendment to Declaration Establishing Reciprocal easements and Covenants Running with the Land by and between 88 Howard Street LLC, Rincon Center Commercial LLC and USPS, dated as of June 8, 2007 and recorded as Reel J409, Image 00001, Instrument Number 2007-I400751-00, with the Official Records.

“Regulatory Allocations” has the meaning set forth in Section 6.3.

“Representative” has the meaning set forth in Section 3.2.B.

“REIT” has the meaning set forth in Section 1.10.

“REIT Member Owner” has the meaning set forth in Section 1.10.

“REIT Prohibited Transactions” has the meaning set forth in Section 1.10.

“Required Capital Contributions” has the meaning set forth in Section 2.4.A.

“Reserve Advance” has the meaning set forth in Section 4.6.

D -64-

“ROFO Price” shall be determined by the Accountants as the amount that the Initiating Member would receive pursuant to Section 5.1.A. if (a) the Property were sold for an amount equal to the Proposed Sale Price, (b) the Company and Owner were dissolved, and (c) the proceeds of such hypothetical sale were distributed to the Members after taking into account the payment and discharge of all of the Company’s and Owner’s debts and liabilities (but not any then applicable prepayment, assumption or defeasance costs unless actually required to be paid) and deducting two percent (2%) of the Proposed Sale Price as assumed closing costs as if the Property were actually sold to a third party.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Specified Line Item” means each and all line items specified in Schedule “Specified Line Items” attached hereto.

“Substitute Member” means a Person who is admitted as a Member to the Company pursuant to Section 9.4.

“TDR Escrows” has the meaning set forth in Section 3.9.

“TDRs” has the meaning set forth in Section 3.9.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.

“Termination Fee” has the meaning set forth in Section 9.6.E.

“TI Reserve” has the meaning set forth in Section 4.6.

“Transfer” shall have the meaning set forth in Section 9.1.A.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

D -65-

EXHIBIT A

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

Members; Percentage Interests; Initial Capital Contributions

Members	Percentage Interest	Initial Capital Contribution

Rincon Center Equity LLC	49%	$40,188,317.68

Hudson Rincon, LLC	51%	$41,828,657.18

Exhibit A -66-

EXHIBIT B

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

Property Description

That certain real property situated in the State of California, County of San Francisco, described as follows:

RINCON ONE PARCEL:

PARCEL A:

PARCEL THREE, AS SHOWN ON THE PARCEL MAP SHOWING THE SUBDIVISION OF AIRSPACE FILED JUNE 23, 1988, IN BOOK 37 OF PARCEL MAPS, AT PAGES 67-71, INCLUSIVE, OFFICIAL RECORDS OF THE CITY AND COUNTY OF SAN FRANCISCO.

BEING 100 VARA BLOCK NO. 321.

LOT 023, BLOCK 3716.

PARCEL B

AS AN APPURTENANT TO PARCEL A, REFERRED TO ABOVE, EASEMENTS OVER PARCELS ONE AND FOUR, AS SUCH PARCELS ARE SHOWN ON THE PARCEL MAP SHOWING THE SUBDIVISION OF AIRSPACE, FILED JUNE 23, 1988, IN BOOK 37 OF PARCEL MAPS, AT PAGES 67-71, INCLUSIVE, OFFICIAL RECORDS OF THE CITY AND COUNTY OF SAN FRANCISCO.

BEING 100 VARA BLOCK NO. 321.

AND AS SUCH EASEMENTS ARE PROVIDED FOR IN THAT CERTAIN DECLARATION ESTABLISHING RECIPROCAL EASEMETNS AND COVENANTS RUNNING WITH THE LAND DATED AS OF JUNE 27, 1988 AND RECORDED JUNE 27, 1988 IN BOOK E624, PAGE 1132, AS INSTRUMENT NO. E196829, AS SUPPLEMENTED BY THAT CERTAIN DECLARATION ESTABLISHING RECIPROCAL EASEMENTS AND COVENANTS RUNNING WITH THE LAND DATED MARCH 30, 1999 AND RECORDED MARCH 31, 1999 IN BOOK H353, PAGE 505, AS INSTRUMENT NO. 99-G541539-00, AND AS AMENDED BY THAT CERTAIN SECOND AMENDMENT TO DECLARATION ESTABLISHING RECIPROCAL EASEMENTS AND COVENANTS RUNNING WITH THE LAND DATED JUNE 23, 2006 AND RECORDED JUNE 28, 2006 IN BOOK J171, PAGE 0021, AS INSTRUMENT NO. 2006-I201148-00, AND AS FURTHER AMENDED BY THAT CERTAIN THIRD AMENDMENT TO DECLARATION ESTABLISHING RECIPROCAL EASEMENTS AND COVENANTS RUNNING WITH THE LAND DATED JUNE 8, 2007 AND RECORDED JUNE 11, 2007, AS INSTRUMENT NO. 2007-I400751, IN THE OFFICIAL RECORDS OF THE CITY AND COUNTY OF SAN FRANCISCO.

Exhibit B -67-

RINCON TWO PARCEL:

PARCEL A:

PARCEL ONE, AS SHOWN ON THE PARCEL MAP SHOWING THE SUBDIVISION OF AIRSPACE FILED JUNE 23, 1988, IN BOOK 37 OF PARCEL MAPS, AT PAGES 67-71, INCLUSIVE, OFFICIAL RECORDS OF THE CITY AND COUNTY OF SAN FRANCISCO.

BEING 100 VARA BLOCK NO. 321.

LOT 021, BLOCK 3716.

PARCEL B:

AS AN APPURTENANT TO PARCEL A, REFERRED TO ABOVE, EASEMENTNS OVER PARCELS TWO, THREE AND FOUR, AS SUCH PARCELS ARE SHOWN ON THE PARCEL MAP SHOWING THE SUBDIVISION OF AIRSPACE FILED JUNE 23, 1988, IN BOOK 37 OF PARCEL MAPS, AT PAGES 67-71, INCLUSIVE, OFFICIAL RECORDS OF THE CITY AND COUNTY OF SAN FRANCISCO.

BEING 100 VARA BLOCK NO. 321.

AND AS SUCH EASEMENTS ARE PROVIDED FOR IN THAT CERTAIN DECLARATION ESTABLISHING RECIPROCAL EASEMENTS AND COVENANTS RUNNING WITH THE LAND DATED AS OF JUNE 27, 1988 AND RECORDED JUNE 27, 1988 IN BOOK E624, PAGE 1132, AS INSTRUMENT NO. E196829, AS SUPPLEMENTED BY THAT CERTAIN DECLARATION ESTABLISHING RECIPROCAL EASEMENTS AND COVENANTS RUNNING WITH THE LAND DATED MARCH 30, 1999 AND RECORDED MARCH 31, 1999 IN BOOK H353, PAGE 505, AS INSTRUMENT NO. 99-G541539-00, AND AS AMENDED BY THAT CERTAIN SECOND AMENDMENT TO DECLARATION ESTABLISHING RECIPROCAL EASEMENTS AND COVENANTS RUNNING WITH THE LAND DATED JUNE 23, 2006 AND RECORDED JUNE 28, 2006 IN BOOK J171, PAGE 0021, AS INSTRUMENT NO. 2006-I201148-00, AND AS FURTHER AMENDED BY THAT CERTAIN THIRD AMENDMENT TO DECLARATION ESTABLISHING RECIPROCAL EASEMENTS AND COVENANTS RUNNING WITH THE LAND DATED JUNE 8, 2007 AND RECORDED JUNE 11, 2007, AS INSTRUMENT NO. 2007-I400751, IN THE OFFICIAL RECORDS OF THE CITY AND COUNTY OF SAN FRANCISCO.

Exhibit B -68-

EXHIBIT C

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

Form of Assignment and Assumption of Membership Interests

RINCON CENTER EQUITY LLC, a Delaware limited liability company (the “Transferor”), for good and valuable consideration, hereby CONVEYS, TRANSFERS and ASSIGNS, absolutely, to HUDSON RINCON, LLC, a Delaware limited liability company (the “Transferee”), all of the Transferor’s remaining Interest in RINCON CENTER JV LLC, a Delaware limited liability company (the “Company”), including, without limitation, the Transferor’s rights to its share of all profits, losses and distributions of the Company and the Capital Account of the Transferor in the Company. The Company is presently governed by that certain Limited Liability Company Agreement of RINCON CENTER JV LLC, dated as of December 15, 2010 (the “LLC Agreement”). The Interest transferred hereby is a transfer of the Transferor’s entire remaining Interest in the Company.

Capitalized terms not defined herein shall the meaning set forth for such capitalized terms in the LLC Agreement as defined therein by reference to other instruments.

The Transferor hereby represents, warrants and covenants that it has good and merchantable legal and beneficial title to the Interest, that the Interest is not subject to any mortgages, pledges, liens, encumbrances, subparticipations or any other restrictions, and that it has the full right, power, capacity and authority, and the unrestricted right to sell, convey, transfer and assign the Interest pursuant hereto, subject only to the provisions of the LLC Agreement.

The transfer made hereby is the consummation of the transfer of the Transferor’s Interest under Section 9.6 of the LLC Agreement, and the consideration for the transfer made hereby is as determined in accordance with the LLC Agreement.

Each of the Transferor and the Transferee agrees to execute such agreements and other instruments as may be reasonably necessary to effectuate or confirm the transfer evidenced hereby.

This Assignment and Assumption of Membership Interest may be signed in counterparts, with less than all parties signing a counterpart, but separate counterparts with collectively the signatures of both the Transferor and the Transferee shall constitute an original Instrument of Transfer, and each counterpart or collective counterparts shall each constitute an original Instrument of Transfer.

Exhibit C -69-

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Membership Interest as of the      day of             , 20    .

TRANSFEROR

a

By:
Name:
Title:

TRANSFEREE

a

By:
Name:
Title:

Exhibit C -70-

EXHIBIT D

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

Form of Non-Foreign Affidavit

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. Because Rincon Center Equity LLC is a disregarded entity, its owner, BCSP IV U.S. Investments, L.P. is providing the certification in accordance with Treas. Reg. §1.1445-2(b)(2)(iii). To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Rincon Center Equity LLC, the undersigned hereby certifies the following on behalf of Rincon Center Equity LLC and BCSP IV U.S. Investments, L.P.:

1.	BCSP IV U.S. Investments, L.P. is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

2.	BCSP IV U.S. Investments, L.P. is not a disregarded entity as defined in Treas. Reg. §1.1445-2(b)(2)(iii);

3.	BCSP IV U.S. Investments, L.P.’s U.S. employer identification number is ; and

4.	BCSP IV U.S. Investments, L.P.’s office address is .

BCSP IV U.S. Investments, L.P. understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of BCSP IV U.S. Investments, L.P.

Exhibit D -71-

Date:                          , 200

BCSP IV U.S. Investments, L.P.:

By:		,

Hereunto duly authorized

Exhibit D -72-

SCHEDULE “LOAN DOCUMENTS”

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

1.	Loan Agreement dated as of June 27, 2006 and executed by and between Owner and Lender.

2.	Promissory Note dated as of June 27, 2006 and executed by Owner in favor of Lender in the amount of $106,000,000.00

3.	Deed of Trust and Security Agreement dated as of June 27, 2006 and executed by Owner in favor of Chicago Title Insurance Company, as trustee, for the benefit of Mortgage Electronic Registration Systems, Inc., as nominee of Lender, and recorded in the Official Records as Instrument No. 2006-I201149, as affected by that certain Partial Release Reconveyance dated April 15, 2008 and recorded in the Official Records as Instrument No. I57512.

4.	Assignment of Leases and Rents dated as of June 27, 2006 and executed by Owner in favor of Electronic Registration Systems, Inc., as nominee of Lender, and recorded in the Official Records as Instrument No. 2006-I201150.

5.	Deposit Account Control Agreement dated as of June 27, 2006 and executed by and among Owner, Lender and Bank of America, N.A.

6.	Cash Management Agreement dated as of June 27, 2006 and executed by and among Owner, Lender, Wells Fargo Bank, N.A. and BCSP IV Property Management LLC.

7.	Environmental Indemnity Agreement dated as of June 27, 2006 and executed by Owner and Beacon Capital Strategic Partners IV, L.P. in favor of Lender.

8.	Guaranty of Recourse Obligations dated as of June 27, 2006 and executed by Beacon Capital Strategic Partners IV, L.P. in favor of Lender.

9.	Partial Limited Guaranty of Collection dated as of June 27, 2006 and executed by BCP Strategic Partners IV, L.P. in favor of Lender.

10.	Cooperation Agreement dated as of June 27, 2006 and executed by and between Owner and Lender.

11.	Subordination of Property Management Agreement and Management Fees dated as of June 27, 2006 and executed by Owner in favor of Lender, and consented to by BCSP IV Property Management LLC.

Schedule “Loan Document” -73-

12.	UCC-1 Financing Statement filed as Instrument No. 2007-I455872, Book J481, Page 808 with the Official Records.

13.	UCC-1 Financing Statement filed as Instrument No. 2007-I464528, Book J484, Page 180 with the Official Records.

14.	UCC-1 Financing Statement filed as Instrument No. 20072728029 with the Delaware Secretary of State.

15.	Certificate of Owner (Rincon Center) dated as of April 15, 2008 and executed by Owner in favor of Lender.

16.	Consent to Transfer of Development Rights (Rincon Center) dated as of March 17, 2008 and executed by and among Owner, Beacon Capital Strategic Partners IV, L.P. and Lender.

17.	Release of Certain Guaranteed Obligations dated as of June 8, 2009 and executed by and among Wells Fargo Bank, N.A. f/k/a Wells Fargo Bank Minnesota, N.A., as Trustee for the Registered Holders of Banc of America Commercial Mortgage, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-6 and Beacon Capital Strategic Partners IV, L.P.

18.	Consent to Transfer of Development Rights (Rincon Center) dated as of April 30, 2008 and executed by and among Owner, Beacon Capital Strategic Partners IV, L.P. and Lender.

Schedule “Loan Document” -74-

SCHEDULE “DILUTION EXAMPLE”

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

By way of example only:

If

(a) total aggregate Capital Contributions of all Members is $1,000,000, and Member Y contributed $490,000 and Member Z contributed $510,000, and then

(b) the Required Capital Contribution is $100,000 and Member Y contributes its $49,000 and makes a Coverage Contribution equal to $51,000 on behalf of Member Z (and Member Z contributes nothing on account of the Required Capital Contribution), then

(c) A = 490,000 + 49,000 + (2 x 51,000) = 641,000; and B = 1,100,000; and A/B = 58.27% (with A and B having the meaning used in Section 2.4.B. of the Agreement), and

(d) the Percentage Interest of Member Y becomes 58.27% and the Percentage Interest of Member Z becomes 41.73%.

In such case, the post-contribution total capital is $1,100,000 which is shared $641,000 (58.27%) and $459,000 (41.73%) by Members Y and Z, respectively using the new adjusted Percentage Interests. This results in a shift of $51,000 of capital from Member Z to Member Y as shown below:

Initial capital	$490,000	$510,000
Required capital	$49,000	$0
	$539,000	$510,000
Coverage capital	$51,000
Pre adjusted capital	$590,000	$510,000
Ending percentage Interests	58.27%	41.73%	100.00%
Ending capital	641,000.00	459,000.00	1,100,000.00
Adjustment amount	51,000.00	(51,000.00)

Schedule “Dilution Example” -75-

SCHEDULE “APPROVED PLAN AND BUDGET”

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

[See attached]

Schedule “Approved Plan and Budget” -76-

SCHEDULE “MD”

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

The following are Major Decisions requiring the unanimous approval of the Members:

A. These Major Decisions apply (i) prior to the Put/Call Outside Date and (ii) after the Put/Call Closing failed to occur due to a Put/Call Termination Election.

1. The merger, consolidation, dissolution, or winding up of the Company or the business of the Company, or the sale, transfer, conveyance or other disposition of development rights with respect to the Property or of all or substantially all of the Property, except as set forth in Section 9.7.

2. Changes in the purposes of the Company or engaging in any other business not included within the purposes of the Company.

3. Making a general assignment of Company property for the benefit of creditors, or appointing, or acquiescing in the appointment of, a custodian or receiver or instituting or consenting to bankruptcy proceedings relating to the Company; Filing of a petition by the Company for a proceeding under any bankruptcy, insolvency, reorganization or similar act, or the filing of any consent to any such proceeding against the Company, or any decision not to contest the filing of any such proceeding against the Company.

4. The admission of an additional Member, except Transfers permitted by Article IX; and the sale or issuance of any equity interest in the Company (including options, warrants and other convertible interests), other than through additional Capital Contributions of the Members in accordance with the terms of the Agreement (with the approval of the Members as and to the extent required by Section 2.3.A.).

5. Approval of the Annual Plan in accordance with and subject to Section 3.1.B., and any amendment or modification thereto (other than Permitted Variations), or making any expenditures not within any Approved Budget (other than Permitted Variations and Emergency Costs).

6. The incurrence of new debt (including guarantees and assumption of liabilities) and the refinancing of existing debt other than (i) trade payables in the ordinary course of business of the Company and contemplated by and in accordance with the Approved Budget, and (ii) as otherwise contemplated by and in accordance with the Approved Budget, subject in each case to Permitted Variations and Emergency Costs; and the incurrence of any liens or encumbrances on, or the pledging of, any assets of the Company, or granting by the Company of any guarantees.

Schedule “MD” -77-

7. Entering into or terminating any material contract or material arrangement, except as set forth in the Approved Budget.

8. Entering into any lease (including storage and license agreements); Any modification, extension or amendment to, or waiver of any provision of, or termination of, any lease, except for any such modification, extension or amendment made pursuant to a unilateral right or option of the tenant under the lease.

9. Admitting additional Managers.

10. Changing the Company’s name or the name under which the Company conducts its business.

11. Additions, rebuilding, capital improvements, restoration, renovation or remodeling of the Property or any portion thereof, except as provided for in any then applicable Approved Budget, except for Emergency Costs and except for tenant improvements which appear on Schedule “TI” and except for tenant improvements and leasing commissions which result from a new lease or an amendment or modification to an existing lease which has been unanimously approved by the parties pursuant to Item 8 above, as applicable.

12. Incurring any obligations or liabilities as to which a creditor has recourse to the personal assets of any Member.

13. Making, filing, requesting or agreeing to make, or submitting any proposals for any changes to the then existing zoning or rezoning pertaining to the Property or consenting to any zoning changes to the Property, or any other submission of any application, plan or request before or to a governmental authority relating to the development, permitting, entitlement or any other matter materially affecting the Property or the agreement to any material terms, conditions or exactions related thereto.

14. Settling any litigation, arbitration, mediation or other legal or quasi-legal proceedings for an amount which is not covered by insurance.

15. Amending the Certificate or this Agreement (except as set forth in Section 2.4.C.); amending the certificate of formation, limited liability company agreement, or other organizational documents of Owner; or forming any additional subsidiary.

16. Entering into, terminating or otherwise materially modifying any property management or asset management agreement for the Property (subject, however, to Sections 3.5 and 3.8).

17. Any modification or amendment of, or waiver of any provision of, or enforcement of any remedies under the REA.

19. Any modification of the documentation relating to the Loan or the Loan terms.

20. Any delegation by the Manager of its duties or obligations under this Agreement, except pursuant to Section 3.3.B.

Schedule “MD” -78-

21. Making a Capital Call except with respect to Emergency Costs, any item included in an Approved Annual Plan, or any matter which has been approved as a Major Decision other than under this item 21.

22. Taking any of the foregoing actions on behalf of Owner.

B. These Major Decisions apply as of and after the Put/Call Outside Date (except if the Put/Call Closing failed to occur due to a Put/Call Termination Election, in which case the Major Decisions list set forth in Section A, above, shall apply):

1. The merger, consolidation, dissolution, or winding up of the Company or the business of the Company, or the sale, transfer, conveyance or other disposition of development rights with respect to the Property or of all or substantially all of the Property, except as set forth in Section 9.7.

2. Changes in the purposes of the Company or engaging in any other business not included within the purposes of the Company.

3. Making a general assignment of Company property for the benefit of creditors, or appointing, or acquiescing in the appointment of, a custodian or receiver or instituting or consenting to bankruptcy proceedings relating to the Company; Filing of a petition by the Company for a proceeding under any bankruptcy, insolvency, reorganization or similar act, or the filing of any consent to any such proceeding against the Company, or any decision not to contest the filing of any such proceeding against the Company.

4. The admission of an additional Member, except Transfers permitted by Article IX; and the sale or issuance of any equity interest in the Company (including options, warrants and other convertible interests), other than through additional Capital Contributions of the Members in accordance with the terms of the Agreement (with the approval of the Members as and to the extent required by Section 2.3.A.).

5. Approval of the Annual Plan in accordance with and subject to Section 3.1.B., and any amendment or modification thereto (other than Permitted Variations), provided that Hudson Member shall not unreasonably withhold, condition or delay its approval thereof; Making any expenditures not within any Approved Budget (other than Permitted Variations and Emergency Costs).

6. Provided that Hudson Member shall not unreasonably withhold, condition or delay its approval of the following: the incurrence of new debt (including guarantees and assumption of liabilities) and the refinancing of existing debt (including the Loan) other than (i) trade payables in the ordinary course of business of the Company as contemplated by and in accordance with the Approved Budget, and (ii) as contemplated by and in accordance with the Approved Budget, subject in each case to Permitted Variations and Emergency Costs; and the incurrence of any liens or encumbrances on, or the pledging of, any assets of the Company, or granting by the Company of any guarantees, other than matters entered into in the ordinary course and not in an aggregate amount in excess of $2,000,000. Notwithstanding the foregoing, in the event that the Call Right or the Put Right is exercised and Hudson Member defaults in its obligation to pay the Purchase Price or to otherwise fulfill its obligations pursuant to the Call Right or the Put Right on the Agreed Put/Call Closing Date for any reason other than a Put/Call Termination Election, the approval of Hudson Member shall not be required in connection with the refinancing of the Loan, or the incurrence of any lien or encumbrance on, or the pledging of, any assets of the Company, or granting by the Company of any guarantees, in connection with the refinancing of the Loan.

Schedule “MD” -79-

7. Entering into or terminating any material contract or arrangement with a Member or any Affiliate thereof, as set forth in Section 3.5.

8. Entering into a lease (not including storage or license agreements): (a) for space at the Property in excess of 20,000 rentable square feet, or (b) the terms of which are not in compliance with the leasing guidelines approved as part of a then applicable Approved Annual Plan (other than any immaterial variation from such guidelines), and any material modification, extension or amendment to, or waiver of any provision of, or termination of, any lease for space at the Property in excess of 20,000 rentable square feet, except for any such modification, extension or amendment made pursuant to a unilateral right or option of the tenant under the lease; provided that Hudson Member shall not otherwise unreasonably withhold, condition or delay its approval pursuant to this Item 8 and that Hudson Member shall be deemed to have approved any matter pursuant to this Item 8 in the event that Hudson Member has not responded to a request for approval from Beacon Member within two (2) Business Days following such request. No other provision of this Schedule “MD” as to encumbrances, contracts, etc. shall apply to leases notwithstanding that a lease would otherwise be included in such other category by legal or common usage.

9. Admitting additional Managers.

10. Changing the Company’s name or the name under which the Company conducts its business.

11. Additions, rebuilding, capital improvements, restoration, renovation or remodeling of the Property or any portion thereof with a cost in excess of one million dollars ($1,000,000), except as provided for in any then applicable Approved Budget, except for Emergency Costs and except for tenant improvements which appear on Schedule “TI” and except for tenant improvements and leasing commissions which result from a new lease or an amendment or modification to an existing lease which is either permitted or has been approved or deemed approved pursuant to Item 8 above; provided, however, that Hudson Member shall not unreasonably withhold, condition or delay its consent to any such additions, rebuilding, capital improvements, restoration, renovation or remodeling of the Property or any portion thereof that do not meet such foregoing parameters.

12. Incurring any obligations or liabilities as to which a creditor has recourse to the personal assets of any Member.

Schedule “MD” -80-

13. Making, filing, requesting or agreeing to make, or submitting any proposals for any changes to the then existing zoning or rezoning pertaining to the Property or consenting to any zoning changes to the Property, or any other submission of any application, plan or request before or to a governmental authority relating to the development, permitting, entitlement or any other matter materially affecting the Property or the agreement to any material terms, conditions or exactions related thereto.

14. Settling any litigation, arbitration, mediation or other legal or quasi-legal proceedings for an amount in excess of one million dollars ($1,000,000) which is not covered by insurance.

15. Amending the Certificate or this Agreement (except as set forth in Section 2.4.C.); amending the certificate of formation, limited liability company agreement, or other organizational documents of Owner; or forming any additional subsidiary.

16. Entering into, terminating or otherwise materially modifying any property management or asset management agreement for the Property (subject, however, to Sections 3.5 and 3.8).

17. If the Call Right or the Put Right has not been exercised during the Put/Call Period or if the Call Right or the Put Right has been exercised and the Put/Call Closing has not occurred due to a Put/Call Termination Election, then, any material modification of the Loan Documents shall require the approval of each Member, provided that Hudson Member shall not unreasonably withhold, condition or delay its approval thereof.

18. Any modification or amendment of, or waiver of any provision of, or enforcement of any remedies under the REA.

19. Any delegation by the Manager of its duties or obligations under this Agreement, except pursuant to Section 3.3.B.

20. Making a Capital Call except with respect to Emergency Costs, any item included in an Approved Annual Plan, or any matter which has been approved as a Major Decision other than under this item 21.

21. Taking any of the foregoing actions on behalf of Owner.

Schedule “MD” -81-

SCHEDULE “MONTHLY REPORT”

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

[See attached]

Schedule “Monthly Report” -82-

Beacon Capital Strategic Partners IV, L.P. (US Investments)

Monthly and Quarterly Property Management Report

Report Tabs and Contents

Requirement
Tab #	Description		Monthly (Due 15th of month)	Quarterly (Due 20th of month)	Additional Information

1.	Executive Summary		X	X

2.	Operating Statements - YTD
- Comparative Statement of Operations
	MRI Report: FS_CSOP	Financial Format
	Group Summary P&L	SOPGRP	X	X	Consolidated Project and Individual Property Level Reporting
	P&L Trial Balance	SOPDET	X	X
Basis Types: (Include both on each financial format)
Accrual
GAAP Elimination

- Variance Analysis (Excel Schedule)
	YTD Actual vs. YTD Budget		X	X	Analysis through Net Cash Flow
Level: Group Summary
Scope: 5% and > $5,000/Line Item
Exception: Explain all rental income variances

3.	Operating Statements - Reprojection
- Comparative Statement of Operations
Kardin Report: (from Reprojection file)
	Budget Analysis	Summary Level		X	Consolidated Project and Individual Property Level Reporting
	Budget Analysis	Detail Level		X
To run both reports use:
	Second File	Current Year Budget
	Third File	Current Year Reprojection

- Variance Analysis (Included on Summary Level Kardin report)
	Ann’l Reprojection vs. Ann’l Budget (Q1, Q2 & Q3)			X	Analysis through Net Cash Flow
Scope: 5% and > $5,000/Line item
Exception: Explain all rental income variances

- Per Square Foot Operating Cost Analysis (Excel Schedule)
	Comparisons should be made for year to year trends and billing estimates vs. annual reprojection.			X	Consolidated Project and Individual Property Level Reporting

4.	Balance Sheet
	- MRI Report: FS_BALST	Financial Format
	Summary	BSFIVPROP		X	Consolidated Project Level Reporting
	B/S Trial Balance	TBBSFIVP		X	Consolidated Project Level Reporting
Basis Types: (Include both on each financial format)
Accrual
GAAP Elimination

5.	Accounts Receivable
	- MRI Report: CM_AGEDDEL		X	X	Report should be run close to report due date. Note that month is after report period. Include explanation of action taken or planned to be taken.

6.	Leasing Reports
	- MRI Report: MRI_CMROLL3		X	X
	- Lease Plan Reprojection (Excel Schedule)			X	Reprojected rents, TI and leasing costs in the financial statements should be consistent with Lease Plan Reprojection. Highlight any new or changed assumptions in gray.

Updated 09.21.09

Schedule “Monthly Report” -83-

Beacon Capital Strategic Partners IV, L.P. (US Investments)

Monthly and Quarterly Property Management Report

Report Tabs and Contents

Requirement
Tab #	Description		Monthly (Due 15th of month)	Quarterly (Due 20th of month)	Additional Information

7.	Other Supplemental Schedules
- Rent Analysis
Kardin Report: (from Reprojection file)
	Leasing	Kardin Rent Roll		X

- Recovery Income
Kardin Report: (from Reprojection file)
	Office/Retail Tenant Recoveries	Recoveries Calculation		X
		Rec. Schedules		X
		Expense Schedules-Cat.+ Detail		X	Only include expense pools for current reforecast

	- Parking/Amenities Report(s)		X	X

8.	Capital Expenditure Analysis
- Kardin Report: (from Reprojection file)
	GL Sch. (Budget Report)	0142-0001 BI-Escalatable		X
		0142-0002 BI-Non Escalatable		X
		0145-0005 BI-Redevelopment		X

	- Capital page from Capital-TI-Leasing Schedule (Excel)			X

9.	Tenant Improvement/Deferred Leasing Analysis
- Kardin Report: (from Reprojection file)
	Leasing Activity by Date report			X

	- Leasing Cost Tracker (Excel)			X

Updated 09.21.09

Schedule “Monthly Report” -84-

SCHEDULE “TI”

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

Deem Sum International, Inc. dba Yank Sing	$16,974.86

Schedule “TI” -85-

SCHEDULE “WORKING CAPITAL ADJUSTMENT”

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

At or before the Put/Call Closing (or at the closing of the purchase and sale of Hudson Member’s Interest pursuant to the Hudson Buy-Out or the Buy-Out (the “Hudson Closing”)) (the Put/Call Closing and the Hudson Closing, collectively, “Closing”), Beacon Member will prepare and Hudson Member shall approve a balance sheet (the “Closing Balance Sheet”) reflecting the Current Assets and Current Liabilities (each as defined below) of the Owner as of the Closing. The Working Capital (as defined below) set forth on the Closing Balance Sheet shall be the “Working Capital Adjustment Amount.” To the extent the Working Capital Adjustment Amount is a positive number, such shall be herein called the “Positive WCA Amount”. To the extent that the Working Capital Adjustment Amount is a negative number, such shall be herein called the “Negative WCA Amount”.

Within one hundred twenty (120) days after the Closing, Beacon Member shall deliver to Hudson Member for its review, audit and approval a final reconciliation of the Closing Balance Sheet together with worksheets which show in reasonable detail any adjustments and the basis of any adjustments to the Closing Balance Sheet, and which is prepared in a manner consistent with the final 2009 audited balance sheet for the Owner reflecting all necessary and expected entries needed for reporting on a United States federal income tax basis, unless otherwise stated in the Contribution Agreement or this Agreement (the “Final Balance Sheet”). Within five (5) Business Days following the completion of an agreement regarding the Final Balance Sheet, (i) if the Working Capital shown on the Final Balance Sheet (the “Final Working Capital”) exceeds the Working Capital Adjustment Amount, in the case of the Put/Call Closing, Hudson Member shall pay to Beacon Member an amount equal to forty nine percent (49%) of such difference, and in the case of the Hudson Closing, Beacon Member shall pay to Hudson Member an amount equal to fifty one percent (51%) of such difference; and (ii) if the Working Capital Adjustment Amount exceeds the Final Working Capital, in the case of the Put/Call Closing, Beacon Member shall pay to Hudson Member an amount equal to forty nine percent (49%) of such difference, and in the case of the Hudson Closing, Hudson Member shall pay to Beacon Member an amount equal to fifty one percent (51%) of such difference.

As used above:

“Working Capital” means Current Assets minus Current Liabilities.

“Current Assets” means and includes all accounts receivable, cash and cash equivalents (including Security Deposits), prepaid expenses (including insurance), mortgage escrows and all other current assets of the Owner, excluding any TDR Escrows.

“Current Liabilities” means and includes the sum of all accounts payable and accrued obligations on a full accrual basis, one hundred percent (100%) of prepaid rents, contingent obligations that are probable and estimable with the exception of the amount included in the TI Reserve, accrued expenses, accrued taxes, accrued interest, liabilities for Security Deposits (as defined in the Contribution Agreement) and all other current liabilities of Owner.

Schedule “Working Capital Adjustment” -86-

SCHEDULE “PUT/CALL CONDITIONS”

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

A. Beacon Member and BCSP IV Representations. As a material inducement for Hudson Member to consummate the Put/Call Closing, Beacon Member and BCSP IV shall represent to Hudson Member, as of the Put/Call Closing, as follows (the “Express Representations”):

1.	Organization. BCSP IV, Beacon Member and Owner are duly formed and validly existing under the laws of the jurisdiction of its organization.

2.	Authority/Consent. BCSP IV and Beacon Member possess all requisite power, authority and consents, and have taken all actions required by their respective organizational documents and applicable law, to execute and deliver the documents to be executed and delivered by BCSP IV and Beacon Member under Section 9.6 of the Agreement and will, by Closing, have taken all actions required by their respective organizational documents and applicable law to consummate the transactions contemplated by the Put/Call Closing.

3.	Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Beacon Member’s knowledge, has been threatened in writing, against BCSP IV or Beacon Member.

4.	Employees. Owner has no employees.

5.	Foreign Person. Neither BCSP IV nor Beacon Member is a “foreign person,” “foreign trust” or “foreign corporation” (as those terms are defined in the Internal Revenue Code of 1986, as amended, and related Income Tax Regulations).

6.	No Conflicts. The execution and delivery of the documents to be executed and delivered by Beacon Member or BCSP IV under Section 9.6 of the Agreement and the consummation by Beacon Member or BCSP IV of the transactions contemplated thereby will not: (i) violate any law, judgment, order, injunction, or decree to which BCSP IV, Beacon Member, Owner, or the Property are subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of BCSP IV, Beacon Member or Owner or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which BCSP IV, Beacon Member or Owner is a party or by which BCSP IV, Beacon Member, Owner or the Property is bound.

7.	OFAC. Neither BCSP IV nor Beacon Member nor, to Beacon Member’s knowledge, any of their respective equity owners nor their respective officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

Schedule “Put/Call Conditions” -87-

8.	Litigation. Except for any claims (such as slip and fall and similar claims) and resulting litigation that are covered by Owner’s and BCSP IV’s insurance, to Beacon Member’s knowledge, no action, suit or other proceeding (including, but not limited to, any condemnation action) or unsatisfied order or judgment that relates to any period prior to the Effective Date is pending or has been threatened in writing that concerns or involves the Property, Owner, or BCSP IV, which if determined adversely to Owner or BCSP IV, would materially and adversely affect the use or value of the Property or affect Beacon Member’s or BCSP IV’s ability to fulfill its obligations under Section 9.6 of the Agreement.

9.	Contracts. To Beacon Member’s knowledge, except for the Contracts referenced on Schedule 9 [List of Contracts as of Put/Call Closing to be attached as of Put/Call Closing] (and the Leases, Licenses and Loan Documents), there are no material contracts or agreements to which Owner is bound relating any matter, including but not limited to, construction, architectural services, parking, maintenance or other supplies or services, management, leasing or brokerage services, or any equipment leases that are currently in effect and will be in effect after Closing.

10.	Leases. Except for the Leases and Licenses, and all amendments thereto, referenced on Schedule 10 [List of Leases and Licenses as of Put/Call Closing to be attached as of Put/Call Closing], there are no leases, rental agreements, license agreements or other occupancy agreements currently in effect which will affect the Property after Put/Call Closing.

11.	Violations of Law. On or before the Effective Date, neither BCSP IV nor Owner received written notice from any governmental authority of any material violation of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon), or otherwise involving Owner, which violation remained unresolved as of the Put/Call Closing and which violation would materially and adversely affect the Property or the operation thereof, or the financial position of Owner.

B. Definitions. Capitalized terms used on this Schedule but not defined shall have the meanings ascribed thereto in the Agreement and, if not defined in the Agreement, shall have the meanings ascribed thereto in the Contribution Agreement. For purposes of this Schedule, “Hudson Agent” shall mean Hudson OP Management, LLC, its agents and employees. For purposes of this Schedule, the phrase “to Beacon Member’s knowledge” means the best knowledge, after due inquiry, of McClure Kelly. There shall be no personal liability on the part of McClure Kelly arising out of any representations or warranties made herein or otherwise.

Schedule “Put/Call Conditions” -88-

D. Material Change. If at the Put/Call Closing, BCSP IV and/or Beacon Member obtains knowledge of any fact or circumstance which would materially and adversely change one of its Express Representations set forth above, then BCSP IV and/or Beacon Member shall modify such Express Representation set forth above to give notice of such changed fact or circumstance to Hudson Member. If there is a Material Change (as defined below) to any of the Express Representations at the Put/Call Closing, or if Hudson Member or Hudson Agent has or obtains knowledge of any fact which would constitute a Material Change to any Express Representation, Hudson Member shall have the option to (i) waive the Material Change and proceed with the Put/Call Closing, or (ii) elect not to consummate the Put/Call Closing, in which event Section 9.6 of the Agreement shall be of no further force and effect (a “Put/Call Termination Election”). Any such election shall be made by Hudson Member not later than the Agreed Put/Call Closing Date. If there is a Material Change to the Express Representations and, on or before the Agreed Put/Call Closing Date, Hudson Member does not elect either (i) or (ii) above, then Hudson Member shall be deemed to have elected option (i) above to acquire the Interest of the Beacon Member on the terms set forth in Section 9.6 of the Agreement, and waived all remedies at law or in equity with respect to the Express Representations resulting from any Material Change.

For purposes of this Schedule, “Material Change” shall mean (a) any material adverse change to the Express Representations set forth in Items 1 through 7 above, and (b) with respect to each of the Express Representations set forth in Items 8 through 11 above, any material adverse change in such Express Representation which, in the reasonable estimate of Beacon Member and Hudson Member, would cost in excess of $1,850,000.00 to restore to the condition represented or warranted by BCSP IV and Beacon Member; provided, however, that “Material Adverse Change” shall not include any change to the Express Representations due to any condition or fact (x) of which Hudson Member or Hudson Agent had actual knowledge or was deemed to have actual knowledge prior to the Effective Date, (y) which was caused by, consented to or authorized by Hudson Member or the Hudson Agent, or (z) which BCSP IV agrees to indemnify Hudson Member for (provided, however, that, notwithstanding the foregoing, BCSP IV shall only be permitted to indemnify Hudson Member for liquidated monetary amounts that are readily discernible (provided that the foregoing shall not apply to any matter which materially and adversely affects the operation and use of, and the net operating income generated by, the Property).

E. Survival. The Express Representations shall survive the Put/Call Closing for a period of six (6) months (“Survival Period”). Hudson Member shall provide Beacon Member with written notice (a “Notice of Breach”) of any alleged breach or failure of any Express Representation specifying the nature thereof within five (5) Business Days after Hudson Member’s discovery of such alleged breach or failure. Hudson Member shall commence any action, suit, or proceeding with respect to any breach or failure that is the subject of the Notice of Breach, if at all, on or before the date that is thirty (30) days after the expiration of the Survival Period (the “Suit Deadline”). BCSP IV and Beacon Member acknowledge and agree that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of an Express Representation of which Beacon Member receives a Notice of Breach before the expiration of the Survival Period, provided Hudson Member files an action, suit or proceeding with respect thereto prior to the Suit Deadline. Notwithstanding the foregoing to the contrary, neither BCSP IV nor Beacon Member shall have any liability in connection with this Agreement by reason of any inaccuracy of an Express Representation if, and to the extent that, such inaccuracy is disclosed to Hudson Member at the time of or prior to the Put/Call Closing, and Hudson elects, nevertheless, to consummate the transaction contemplated by Section 9.6 of the Agreement.

Schedule “Put/Call Conditions” -89-

F. Breach of an Express Representation. If any of the Express Representations should be false in any material respect when made and Hudson Member or Hudson Agent shall first obtain knowledge of same after the Put/Call Closing, then Hudson shall give Beacon Member written notice of such false Express Representation or breach or default prior to the expiration of the Survival Period and Beacon Member shall have fifteen (15) Business Days from the date of receipt of such notice to cure such breach. If Beacon Member fails to cure such breach within such fifteen (15) Business Day period, and the actual losses or damages sustained as a result of such false Express Representations exceeds One Hundred Fifty Thousand Dollars ($150,000.00), then Hudson Member shall have the right to bring an action against Beacon Member and BCSP IV for the actual damages suffered by Hudson Member due to such false Express Representation, provided that, in no event shall Beacon Member or BCSP IV be liable to Hudson Member for breach of any Express Representations in an aggregate amount in excess of One Million Dollars ($1,000,000.00).

G. Hudson Member Representations. As a material inducement for Beacon Member to consummate the Put/Call Closing, Hudson Member shall represent to Beacon Member, as of the Put/Call Closing, as follows:

1. Organization. Hudson Member is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified to transact business in the jurisdiction where the Property is located.

2. Authority/Consent. Hudson Member possesses all requisite power, authority and consents, and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will, by the Put/Call Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated in this Agreement.

3. OFAC. Neither Hudson Member nor any of its equity owners, nor to Hudson Member’s knowledge any of their respective officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

Schedule “Put/Call Conditions” -90-

4. No Conflicts. The execution and delivery of this Agreement by Hudson Member and the consummation by Hudson Member of the transactions contemplated hereby will not: (i) violate any law, judgment, order, injunction, or decree to which Hudson Member is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Hudson Member or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Hudson Member is a party or by which Hudson Member is bound.

5. Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Hudson Member’s knowledge, has been threatened in writing, against Hudson Member.

Schedule “Put/Call Conditions” -91-

DAMAGE AND CONDEMNATION

A. Major Casualty. If, prior to the Put/Call Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever (“Casualty”), and either:

(1) the cost for repairing such damage is more than Fifteen Million Dollars ($15,000,000.00) (as determined by Beacon Member’s independent insurer), or

(2) such Casualty is not covered by Owner’s insurance and for which the cost of repair or restoration exceeds Five Million Dollars ($5,000,000.00), or

(3) as of the Put/Call Closing any one of National Union Fire Insurance Company of Pittsburgh, PA (dba AIG), AT&T Services, Inc., Deem Sum International, Inc. (dba Yank Sing) and the State of California (with respect to its lease of 23,004 net usable square feet for Suite 460 (Board of Equilization), Suite 400 (Franchise Tax Board) and Basement Storage Space) would have the right to terminate its lease at the Property as a result of Owner’s failure to repair or restore such Casualty (any of the foregoing in clause (1), (2) or (3), a “Major Casualty”), then

Hudson Member shall have the option, exercisable prior to the Agreed Put/Call Closing Date, to either (i) receive a credit for the amount of the deductible or any other uninsured amount (such other uninsured amount not to exceed Five Million Dollars ($5,000,000.00)) plus all insurance proceeds received by Beacon Member as a result of such loss, or an assignment of Beacon Member’s rights to such insurance proceeds, and the Put/Call Closing shall occur with no reduction in the Purchase Price, and Beacon Member shall have no liability or obligation to repair such damage or to replace the Property; or (ii) elect not to consummate the Put/Call Closing (a “Put/Call Termination Election”) in which case the provisions of Section 9.6.G. of the Agreement shall apply with the following modifications:

Beacon Member shall have the obligation, within five (5) Business Days after receipt of Hudson Member’s Put/Call Termination Election, to elect to proceed with either the Buy-Out or the Forced Sale, and (I) the consummation of either such transaction shall occur within one hundred twenty (120) days following the date of Hudson Member’s Put/Call Termination Election, and (II) in the event that Beacon Member elects to proceed with the Forced Sale and the consummation of such transaction is not consummated within the aforementioned one hundred twenty (120) day period, then Beacon Member shall proceed with the Buy-Out which transaction will close no later than thirty (30) days following the expiration of such one hundred twenty (120) day period.

B. Other Casualty. In the case of any Casualty that is not a Major Casualty, then Hudson Member shall have the right at the Put/Call Closing to receive a credit for the amount of any unpaid deductible or any other uninsured amount (such other uninsured amount not to exceed Five Million Dollars ($5,000,000.00)) plus all insurance proceeds received by Beacon Member as a result of such Casualty, or an assignment of Beacon Member’s rights to such insurance proceeds, and the Put/Call Closing shall occur without reduction in the Purchase Price, and Beacon Member shall have no further liability or obligation to repair such damage or to replace the Property.

Schedule “Put/Call Conditions” -92-

C. Condemnation and Eminent Domain. If any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, Beacon Member shall promptly upon obtaining knowledge thereof notify Hudson Member thereof (“Taking Notice”). If the condemnation will not result in a material and adverse effect (as hereinafter defined) on the Property, the parties shall proceed to Closing. In the event that such condemnation will result in a material and adverse effect on the Property, Hudson Member shall have the option, which shall be exercised by written notice to Beacon Member within five (5) Business Days after its receipt of the Taking Notice, either (i) make a Put/Call Termination Election, or (ii) to consummate the purchase of Beacon Member’s Interest without a reduction of the Purchase Price, in which event Beacon Member shall assign or pay to Hudson Member at the Put/Call Closing all of Beacon Member’s right, title, and interest in any award payable on account of the condemnation proceeding and/or pay to Hudson Member all such awards previously paid to Beacon Member. For the purposes of this section 4, “material and adverse effect” shall include, but not be limited to, any reduction in the amount of any of the rentable square footage of the Improvements, the reduction in the number of parking spaces at the Property, or the permanent, material disruption of access to the Property. Failure to give notice of Hudson Member’s election within such five (5) Business Day period shall be deemed an election by Hudson Member to proceed to the Put/Call Closing.

Schedule “Put/Call Conditions” -93-

SCHEDULE “SPECIFIED LINE ITEMS”

TO

RINCON CENTER JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

Cleaning

Utilities

Repairs and Maintenance

Grounds and Security

Management Fee

Administrative

Insurance

Real Estate Taxes

Non-Escalatable Expenses

Schedule “Specified Line Items” -94-